LEASE AGREEMENT BETWEEN
INNOVATION BLVD II LIMITED
AS LANDLORD, AND
CIENA CANADA, INC.
AS TENANT
DATED OCTOBER 23, 2014
5050 INNOVATION DRIVE
OTTAWA, ONTARIO K2K 3K1

2684284v.19 SPE025/16005        5050 INNOVATION DRIVE
OTTAWA, ONTARIO K2K 3K1

BASIC LEASE INFORMATION

Lease Date:	October 23, 2014
Landlord:	INNOVATION BLVD II LIMITED, a Nova Scotia limited company
Tenant:	CIENA CANADA, INC., a federal corporation pursuant to the Canada Business Corporations Act
Initial Premises; First Must-Take Space; Second Must-Take Space; Premises:
68,276 rentable square feet, in the aggregate, (the “Initial Premises”) on the first and second floors, and following the First Must-Take Commencement Date (defined below), an additional 34,102 rentable square feet on the third floor (the “First Must-Take Space”), and following the Second Must-Take Commencement Date (defined below), an additional 68,204 rentable square feet, in the aggregate, on the fourth and fifth floors (the “Second Must-Take Space”) for a total of 170,582 rentable square feet, representing all of the rentable square feet in the office building commonly known as 5050 Innovation Drive and shown as Building “B” on Exhibit A (the “Building”), and whose street address is 5050 Innovation Drive, Ottawa, Ontario. As used herein, “Premises” means, collectively, the Initial Premises, the First Must-Take Space and the Second Must-Take Space. The Premises are outlined on the plan attached to the Lease as Exhibit B. The land on which the Project is located (the “Land”) is described on Exhibit C and shown outlined in thick black on Exhibit A. The term “Project” shall collectively refer to the Building, the Land and the driveways, entrances and exits, sidewalks, landscaping, utilities, services, parking facilities, and similar improvements and easements associated with the foregoing or the operations thereof, which Project is generally depicted on the site plan attached as Exhibit A hereto.

Term:
216 full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 11:59 p.m. local time on the last day of the 216th full calendar month following the Commencement Date, subject to extension, adjustment and earlier termination as provided in the Lease, including pursuant to Section 26.9 hereof (the “Term”).

Commencement Date:
The earlier of (a) the date on which Tenant occupies any material portion (being more than 10% of the rentable square footage on the applicable floor) of the Initial Premises and begins conducting business therein, or (b) January 1, 2015 (the “Commencement Date”).

First Must-Take Commencement Date:
The earlier of (a) the date on which Tenant occupies any material portion (being more than 10% of the rentable square footage on the applicable floor) of the First Must-Take Space and begins conducting business therein, or (b) June 1, 2015 (the “First Must-Take Commencement Date”).

Second Must-Take Commencement Date:
The earlier of (a) the date on which Tenant occupies any material portion (being more than 10% of the rentable square footage on the applicable floor) of the Second Must-Take Space and begins conducting business therein, or (b) February 1, 2016 (the “Second Must-Take Commencement Date”).

Basic Rent:	Basic Rent shall be the following amounts for the following periods of time:
	Lease Months (calculated from and after the Commencement Date)	Rentable Square Footage in the Premises	Annual Basic Rent Rate Per Rentable Square Foot in the Premises	Monthly Basic Rent
	Commencement Date to the day immediately preceding the First Must-Take Commencement Date	68,276	$16.50	$93,879.50
	First Must-Take Commencement Date to the day immediately preceding the Second Must-Take Commencement Date	102,378	$16.50	$140,769.75
	Second Must-Take Commencement Date to the last date of Lease Month 60	170,582	$16.50	$234,550.25
	61 – 120	170,582	$18.00	$255,873.00
	121 – 180	170,582	$19.50	$277,195.75
	181 – 216	170,582	$21.00	$298,518.50

i

As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

Security Deposit:	$0.00. There is no security deposit (whether in cash or otherwise) required to be posted by or on behalf of Tenant.
Additional Rent:	The Property Management Fee and Tenant’s Proportionate Share of Operating Costs and Taxes.
Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.
Permitted Use:
General office use, research and development facility, light assembly and such other uses as may from time to time be related or incidental to the business of Tenant in the Premises consistent with Class A buildings in the submarket in which the Building is located, in each case in compliance with Section 9 of the Lease and otherwise to that extent permitted by applicable Law.

Tenant’s Proportionate Share:
As of the Commencement Date, 40.03%, which is the percentage obtained by dividing (a) the 68,276 rentable square feet in the Initial Premises as stated above by (b) the 170,582 rentable square feet in the Project. As of the First Must-Take Commencement Date, 60.02%, which is the percentage obtained by dividing (1) the 102,378 rentable square feet in the Initial Premises and First Must-Take Space, in the aggregate, as stated above by (2) the 170,582 rentable square feet in the Project. As of the Second Must-Take Commencement Date, 100%, which is the percentage obtained by dividing (i) the 170,582 rentable square feet in the Initial Premises, First Must-Take Space and Second Must-Take Space, in the aggregate, as stated above by (ii) the 170,582 rentable square feet in the Project. Tenant acknowledges that Landlord has delivered to Tenant, and Tenant has reviewed and approved, space calculations for the Premises and Project; accordingly, Landlord and Tenant stipulate that the number of rentable square feet in the Initial Premises, First Must-Take Space, Second Must-Take Space and in the Project set forth above is conclusive and shall be binding upon them.

Initial Liability Insurance Amount:	$1,000,000 per occurrence in primary coverage, with an additional $10,000,000 in umbrella coverage.
Tenant’s Address:	For all Notices:	With a copy to:
	Ciena Canada, Inc. c/o Ciena Corporation 7035 Ridge Rd. Hanover, Maryland 21076-1426 Attention: General Counsel	Ciena Canada, Inc. c/o Ciena Corporation 7035 Ridge Rd. Hanover, Maryland 21076-1426 Attention: Vice President of Corporate Real Estate and Facilities
Landlord’s Address:	For all Notices:	With a copy to:
	Innovation Blvd II Limited c/o Spear Street Capital, LLC One Market Plaza, Spear Tower, Suite 4125 San Francisco, CA 94105 Attention: John S. Grassi	Innovation Blvd II Limited c/o Spear Street Capital, LLC 450 Lexington Avenue, 39th Floor New York, NY 10017 Attention: Asset Manager – 5050 Innovation
The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

	10.1	Permitted Occupants	20
11.		Insurance; Waivers; Subrogation; Indemnity	21
	11.1	Tenant’s Insurance	21
	11.2	Landlord’s Insurance	22
	11.3	No Subrogation; Waiver of Property Claims	22
	11.4	Indemnity	22
12.		Subordination; Attornment; Notice to Landlord’s Mortgagee	23
	12.1	Subordination	23
	12.2	Attornment	23
	12.3	Notice to Landlord’s Mortgagee	23
	12.4	Landlord’s Mortgagee’s Protection Provisions	23
	12.5	Subordination, Non-Disturbance and Agreement	24
13.		Rules and Regulations	24
14.		Condemnation	24
	14.1	Total Taking	24
	14.2	Partial Taking - Tenant’s Rights	24
	14.3	Partial Taking - Landlord’s Rights	24
	14.4	Award	24
	14.5	Restoration	25
15.		Fire or Other Casualty	25
	15.1	Repair Estimate	25
	15.2	Tenant’s Rights	25
	15.3	Landlord’s Rights	25
	15.4	Repair Obligation	25
	15.5	Abatement of Rent	26
16.		Personal Property Taxes	26
17.		Events of Default	26
	17.1	Payment Default	26
	17.2	Vacating	26
	17.3	Estoppel; Subordination; Financial Reports	26
	17.4	Insurance	27
	17.5	Liens	27
	17.6	Transfer	27

	17.7	Other Defaults	27
	17.8	Insolvency	27
18.		Remedies	27
	18.1	Termination of Lease	27
	18.2	Termination of Possession	27
	18.3	Perform Acts on Behalf of Tenant	28
	18.4	Suspension of Services	28
	18.5	Alteration of Locks	28
	18.6	Recovery of Rent	28
19.		Payment by Tenant; Non-Waiver; Cumulative Remedies; Mitigation of Damage	28
	19.1	Payment by Tenant	28
	19.2	No Waiver	28
	19.3	Cumulative Remedies	29
	19.4	Mitigation of Damage	29
20.		Asset Based Lending Financing	29
21.		Surrender of Premises	30
22.		Holding Over	31
23.		Certain Rights Reserved by Landlord	31
	23.1	Building Operations	31
	23.2	Security	31
	23.3	Prospective Purchasers and Lenders	31
	23.4	Prospective Tenants	31
24.		Substitution Space	32
25.		Miscellaneous	32
	25.1	Landlord Transfer	32
	25.2	Landlord’s Liability	32
	25.3	Force Majeure	32
	25.4	Brokerage	33
	25.5	Estoppel Certificates	33
	25.6	Notices	33
	25.7	Separability	33

v

	25.8	Amendments; Binding Effect; No Electronic Records	33
	25.9	Counterparts	33
	25.10	Quiet Enjoyment	34
	25.11	No Merger	34
	25.12	No Offer	34
	25.13	Entire Agreement; No Reliance	34
	25.14	Governing Law	34
	25.15	Recording	34
	25.16	Water or Mold Notification	34
	25.17	Joint and Several Liability	34
	25.18	Financial Reports	35
	25.19	Landlord’s Fees	35
	25.20	Telecommunications	35
	25.21	Confidentiality	35
	25.22	Authority	36
	25.23	Hazardous Materials	36
	25.24	List of Exhibits	37
	25.25	Time of the Essence	37
	25.26	Planning Act	37
	25.27	Currency	37
	25.28	Cross Default	37
26.		Other Provisions	37
	26.1	Building Directory Lobby Signage	37
	26.2	Monument Signage	38
	26.3	Building Fascia Signage	38
	26.4	Flag Signage	38
	26.5	Attorneys’ Fees	39
	26.6	Tenant’s Cancellation Right	39
	26.7	Security System	39

26.8	Guarantee	39
26.9	New Buildings Lease	40
26.10	Arbitration Regarding Additional Rent	40
26.11	No Operating Covenant	40
26.12	Exercise of Approval Rights	41
26.13	Landlord’s Default	41
26.14	Roof Rights	42
26.15	Landlord’s Representations and Warranties	43
26.16	Competing Tenants	45

LIST OF DEFINED TERMS
Page No.

ABL Financing	30
ABL Lender	30
Additional Rent	ii
Affiliate	1
After reasonable inquiry	F-2
Amortization Rate	5
Amortization Threshold	5
Application For Payment	E-4
Approval Criteria	E-3
Approved Contractor	E-3
Architect	E-1
Basic Lease Information	1
Basic Rent	i
Building	i
Building Sign	38
Building’s Structure	1
Building’s Systems	1
Business Taxes	6
Capital Work	10
Casualty	25
Change of Control	15
Commencement Date	i
Construction Allowance	E-4
Control	1
Controlled	1
Controlling	1
Corporate Debt Rating	20
Damage Notice	25
Default Rate	8
Delivery Date	2

Designated Offer Space	J-1
Designated Refusal Space	P-1
Eligible Capital Expenditures	4
Event of Default	26
Excess Amount	E-4
Excluded Damages	32
Excluded Structural Costs	4
Failure Notice	E-5
First Must-Take Commencement Date	i
First Must-Take Space	i
Flag Signage	39
GAAP	20
Governmental Authority	1
Guarantor	K-1
Guarantor Change	K-2
Hazardous Materials	36
Head Lease	44
including	1
Initial Premises	i
Land	i
Landlord	i
Landlord Party	33
Landlord Repair Obligations	9
Landlord’s Capital Work Notice	10
Landlord’s Mortgagee	23
Landlord’s Personnel	45
Landlord’s Representatives	45
Law	1
Laws	1
Lease	1
Lease Date	i
Lease Month	ii
Loss	23

Minimum Construction Allowance	E-4
Minimum Renewal Rate	I-1
Monument Sign	38
Moody’s	20
Mortgage	23
New Buildings Lease	40
Normal Building Hours	1
Notice of Lease	34
Offer Notice	J-1
Offer Space	J-1
Operating Costs	3
Original Tenant	17
Parking Area	H-1
Performance Standard	9
Permitted Guarantor Change	K-2
Permitted Occupant	20
Permitted Transfer	19
Permitted Transferee	19
Permitted Use	ii
Phase	E-2
Premises	i
Prevailing Rental Rate	I-1
Primary Competitors	45
Primary Lease	23
Prime Rate	8
Project	i
Property Management Fee	7
Qualified Engineer	1
Reconciliation Statement	7
Refusal Notice	P-1
Refusal Space	P-1
Related complex	3

x

Release	36
Removal Notice	30
Rent	ii
Repair Period	25
Retainage	E-4
S&P	20
Sales Taxes	8
Second Must-Take Commencement Date	i
Second Must-Take Space	i
Second Notice	42
Security Deposit	ii
Shared Facilities	9
Sign Requirements	38
Space Plans	E-1
Standard Improvements	30
Substantial Completion	E-4
Substantially Completed	E-4
Substitute Tenant	29
Taking	24
Tangible Net Worth	20
Taxes	6
Telecom Equipment	42
Telecommunications Services	35
Tenant	i
Tenant Party	1
Tenant’s Capital Work Notice	10
Tenant’s Off-Premises Equipment	1
Tenant’s Proportionate Share	ii
Tenant-Caused Replacements	1
Term	i
Third Party Offer	J-1
Time Limit	41
Total Construction Costs	E-4
Transfer	15
Unavoidable Delay	33
Waiver of distress agreement	30

Work	E-2
Working Drawings	E-2

LEASE
This Lease Agreement (this “Lease”) is entered into as of the Lease Date between Landlord and Tenant (as each such term is defined in the Basic Lease Information).
1.Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means, in respect of a person or entity, any other person or entity that Controls, is Controlled by or is under common Control with such first mentioned person or entity; “Building’s Structure” means the Building’s roof and roof membrane, elevator shafts, footings, foundations, structural portions of load-bearing walls, the exterior surface of exterior walls and curtain walls (including exterior windows), structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Building’s HVAC, chilled water, life-safety, plumbing, electrical, mechanical and elevator systems; “Control” means in respect of a person or entity: (a) the ownership, directly or indirectly, of voting shares or interests in such person or entity carrying more than 50% of the votes attached to all voting shares or interests of such person or entity; or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting shares or interests by contract or otherwise; and “Controlled” and “Controlling” have corresponding meanings; “Governmental Authority” means any federal, provincial, municipal or local government, regulatory authority, government agency, ministry, department, minister, director, commission, board, tribunal or court having jurisdiction in respect of the Premises; “including” means including, without limitation; “Laws” means all applicable federal, provincial, municipal and local laws, statutes, regulations, ordinances, by-laws, codes and all orders, directives and decisions rendered by, and any policies, guidelines or similar guidance or requirements of any Governmental Authority (in each case having the force of law) and any requirements or obligations arising under the common law and all restrictive covenants affecting the Project (Landlord shall not grant, permit or consent to any restrictive covenants or any other encumbrances affecting the Project or any part thereof which would have the effect of prohibiting, limiting, restricting or impeding in any material respect any of Tenant’s Permitted Uses of the Premises or otherwise its use and enjoyment thereof and Tenant shall have no obligation to comply with same, provided, however, the foregoing shall not limit or otherwise apply to Landlord’s ability to finance the Project and execute customary encumbrances related thereto), and “Law” means any of the foregoing; “Normal Building Hours” shall mean the hours between 8:00 a.m. to 6:00 p.m. on weekdays and between 8:00 a.m. to 1:00 p.m. on Saturdays (in each case other than holidays); “Qualified Engineer” shall mean a structural, electrical, systems, or mechanical engineer, as appropriate for the task, and mutually approved by Landlord and Tenant (or otherwise selected as more particularly described in Section 7.4.2), licensed in the Province of Ontario, with a minimum of ten (10) years of practice experience; “Tenant-Caused Replacements” shall mean (1) any alteration of or modification to the Premises performed by any Tenant Party or to special equipment or systems installed by any Tenant Party, (2) the installation, use or operation of any property, fixtures and equipment of any Tenant Party, (3) the moving of any property of any Tenant Party in or out of the Building, (4) repairs or replacements resulting from the use or occupancy of the Premises in violation of the Lease, or (5) repairs or replacements resulting from the acts or omissions of Tenant or any other Tenant Party other than normal wear and tear, and save and except to the extent provided in the waiver of subrogation provisions in Section 11.3; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project or the related complex (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, officers, employees, licensees, guests and invitees.
2.    Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. Additionally, so long as Tenant leases the entirety of the Building, Tenant shall have exclusive access to and use of the other elements of the Project which service the Premises (e.g., basketball courts, generator areas, drive aisles, loading/shipping/receiving areas, storage areas inside the Building, etc.), subject to the rights of Landlord and Landlord Parties to access and use such areas in the undertaking of Landlord’s obligations under this Lease and subject to any rights of access in favor of third parties over the applicable parts of the Project as set out in those instruments registered on title to the Land as of the date hereof and to which the Project is subject.

3.    Tender of Possession. Landlord shall tender possession of the entire Project to Tenant on the earlier to occur of (a) the date that is 30 days following Landlord’s receipt of written notice from Tenant requesting that Landlord tender possession of the entire Project to Tenant and (b) January 1, 2015 (such earlier date being referred to herein as the “Delivery Date”). Tenant shall be deemed to have accepted the entire Project in their condition as of the Delivery Date subject to the obligations of Landlord under this Lease. After the occurrence of the Delivery Date, the Commencement Date, the First Must-Take Commencement Date and the Second Must-Take Commencement Date, and within 10 business days after Landlord’s written request therefor, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit F hereto confirming (A) the Delivery Date, the Commencement Date, First Must-Take Commencement Date and/or the Second Must-Take Commencement Date, as applicable, and the expiration date of the initial Term, (B) with respect to the initial confirmation letter confirming the Delivery Date, that Tenant has accepted the entire Project, and (C) that to the best of Tenant’s knowledge (and without limiting Tenant’s rights under this Lease), Landlord has performed all of its obligations with respect to the entire Project as of such date; however, the failure of the parties to execute such letter shall not defer the Delivery Date, the Commencement Date, First Must-Take Commencement Date and/or the Second Must-Take Commencement Date or otherwise invalidate this Lease. Entry into the Premises by any Tenant Party on or prior to the Delivery Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent and Tenant’s repair and maintenance obligations. Entry into the Premises by any Tenant Party between the Delivery Date and the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent; provided, however, Tenant’s repair and maintenance obligations shall commence as of the Delivery Date. For the avoidance of doubt, Tenant’s obligations with respect to the payment of Basic Rent and Additional Rent shall not commence until the occurrence of the Commencement Date. Notwithstanding any other provision of this Lease, Landlord covenants and agrees that it shall deliver or cause to be delivered the entire Project on the Delivery Date in a vacant, clean and broom swept condition. The parties acknowledge and agree that the undertaking of Tenant’s Work in the Premises or any part thereof does not in and of itself constitute material occupancy of all or any portion of the Premises, nor the conduct of business by Tenant for the purpose of determining the occurrence of the Commencement Date, the First Must-Take Commencement Date and the Second Must-Take Commencement Date, as the case may be. From and after the Lease Date and subject to the terms and provisions of this Lease, Landlord shall maintain and operate the Project in substantially the same manner as prior to the Lease Date pursuant to its normal course of business.
4.    Rent.
4.1    Payment. Commencing from and after the occurrence of the Commencement Date, the First Must-Take Commencement Date and the Second Must-Take Commencement Date in respect of the subject parts of the Premises, Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a Schedule I, II or III Bank under the Bank Act (Canada) (or its successor legislation), or, at either party’s election, by electronic funds transfer, at Landlord’s address provided for in this Lease or such other address as may be specified in writing by Landlord and shall be accompanied by all applicable provincial and local sales or use taxes. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rent is due in respect of the Initial Premises on or prior to the Commencement Date and thereafter, Basic Rent shall be payable on the first day of each calendar month from and after the Commencement Date, the First Must-Take Commencement Date and the Second Must-Take Commencement Date, as applicable. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month, and such Basic Rent payment is due upon the Commencement Date. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay to Landlord monthly installments of Additional Rent in advance on the first day of each calendar month following each applicable commencement date and otherwise on the same terms and conditions described above with respect to Basic Rent. Unless a shorter time period is specified in this Lease, all payments of miscellaneous Rent charges hereunder (that is, all Rent other than Basic Rent and Additional Rent) shall be due and payable within 30 days following Landlord’s delivery to Tenant of an invoice therefor.

4.2    Additional Rent.
4.2.1    Operating Costs. From and after the Commencement Date, Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs. Landlord may make a good faith estimate of Operating Costs to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to Tenant’s estimated Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate (but Landlord may not re-estimate more than twice in any calendar year) the Operating Costs to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.
4.2.2    Operating Costs Defined. The term “Operating Costs” means all costs, expenses and disbursements (subject to the limitations set forth below) that Landlord incurs (without duplication) in connection with the ownership, operation, and maintenance of the Project and performing Landlord’s obligations under this Lease, in each case, determined in accordance with sound accounting principles consistently applied, including the following costs: (A) Landlord’s reasonable allocation of wages and salaries of all employees at or below the grade of general manager engaged to perform Landlord’s rights and obligations under this Lease and supervise Tenant’s obligations under this Lease (including accounting personnel), including taxes, insurance and benefits relating thereto; (B) all supplies, materials and computer software licenses used in the operation, maintenance, repair, replacement, and security of the Project; (C) insurance expenses, including the cost of any commercially reasonable deductibles; (D) repairs, replacements, and general maintenance of the Project performed by or on behalf of Landlord pursuant to this Lease; (E) service and maintenance fees (payable to Landlord, Landlord’s affiliate or a third-party management company) for the operation, maintenance, management, repair, replacement, or security of the Project performed by or on behalf of Landlord pursuant to this Lease (including window cleaning); and (F) assessments and charges from any applicable property owner’s association or under any restrictive covenant, declaration of covenants, restrictions and easements or other similar private agreement. Operating Costs and Taxes for the multi-building complex of which the Building is a part, consisting of the Building, the two buildings to be constructed by Landlord in accordance with the New Buildings Lease (defined below), and, to the extent owned by Landlord or one of its Affiliates, the building located at 4000 Innovation Drive, Ottawa, Ontario K2K 2X1 (collectively, the “related complex”) shall be prorated and allocated equitably among the Project and the other buildings of the related complex, as reasonably determined by Landlord in compliance with the terms of this Lease. Landlord and Tenant acknowledge that the Land is in the process of being subdivided in accordance with the reference plan attached hereto as Exhibit A. To the extent the subdivision process is not finalized prior to the Lease Date, Operating Costs and Taxes shall exclude Operating Costs and Taxes attributable to that portion of the Land subject to future development that is subject to such subdivision.
Operating Costs shall not include (i) costs for general maintenance paid by proceeds of insurance (or which would have been covered by insurance if Landlord had carried the insurance required under Section 11.2 of this Lease) and any other amounts recovered by Landlord or the owner of the Land from a third party, including input tax credits, expropriation awards, refunds, guarantees or warranties; (ii) interest, fees, penalties, amortization or other payments on loans to Landlord or on any other amounts owing by Landlord on loans to Landlord; (iii) depreciation; (iv) leasing commissions; (v) legal expenses for services, other than those that benefit the Project tenants generally (e.g., tax disputes and negotiation of vendor contracts); (vi) Taxes; (vii) any income taxes, including those imposed on or measured by the income of Landlord from the operation of the Project (including, without limitation, capital taxes); (viii) any advertising, marketing or promotional expenses, commissions, incentives, inducements, allowances and other costs in connection with the leasing of any available space for prospective tenants; (ix) reserves for Operating Costs; (x) the cost to Landlord of any work or services performed in any instances for any tenant (including Tenant) at the sole cost of such tenant (including Tenant); (xi) expenses incurred in connection with any financing, sale or syndication of the

Project or any part(s) thereof; (xii) Landlord’s general corporate overhead and general administrative expenses not directly related to the operation, management or maintenance of the Project; (xiii) any fines or penalties incurred due to violations by Landlord of any Laws, governmental rule or authority; (xiv) costs of investigation, remediation or removal of Hazardous Materials pursuant to Laws in existence (and as interpreted) as of the Lease Date or arising thereafter to the extent not caused or contributed to by any Tenant Party; (xv) cost of repairs, alterations or replacements caused by the exercise of rights of expropriation, condemnation or eminent domain; (xvi) any expense or costs associated with bringing the Project into compliance with any Law in effect and applicable to the Project as of the Lease Date; (xvii) compensation paid to any employee of Landlord above the grade of general manager; (xviii) costs relating to maintaining Landlord’s corporate existence; (xix) any base rent or other payments under any ground lease, other than pass-through expenses and taxes that would be included in the definition of Operating Costs or Taxes under this Lease; (xx) fees or other compensation paid to subsidiaries or Affiliates of Landlord for services on or to the Project to the extent that the costs of such services exceed competitive costs of such services; (xxi) political and charitable contributions; (xxii) the original or any future development costs of the Building, the Project and the related complex (including, for certainty, all costs incurred by or on behalf of Landlord or the owner of the Land in satisfying its or their initial construction-related obligations under any site plan agreement, site development, servicing agreement or other similar development agreement registered or affecting title to the Land or any other part of the related complex) and any other costs and expenses allocable to any lands held for future development; (xiii). all costs, expenses, damages, fines and penalties for which Landlord is liable by reason of the negligence or willful act or omission of Landlord or those for whom it is in law responsible or by reason of any breach or violation by Landlord of any covenant, term or provision contained in the Lease or any other agreements entered into by Landlord in respect of the Project or the related complex (other than commercially reasonable insurance deductibles, which may be included in Operating Costs); (xxiv) Landlord’s general corporate overhead and general administrative expenses associated with the operation of the business of the ownership or entity which constitutes “Landlord” as distinguished from the costs of Project operations, management or maintenance; (xxv) any capital expenditures other than those permitted pursuant to Section 4.2.3 below; (xxvi) the cost of any replacements to the Building’s Structure (other than the roof or roof membrane), except only where such replacements are occasioned by Tenant-Caused Replacements (the “Excluded Structural Costs”); and (xxvii) to the extent not caused or contributed to by any Tenant Party, the costs of undertaking the Landlord Repair Obligations (defined below).
4.2.3    Capital Expenditures. Operating Costs shall also include the following (collectively, the “Eligible Capital Expenditures”), the cost of which shall be included in Operating Costs in the year in which costs were paid or incurred by Landlord except as otherwise provided herein:
(a)    Any costs for repairs, replacements and improvements made to the Project which are reasonably expected to reduce the normal operating costs (including all utility costs) of the Project;
(b)    Any costs incurred in order to comply with any Law promulgated by any governmental authority after the Lease Date, or any amendment to or any interpretation (to the extent a governmental authority is then enforcing such interpretation) rendered after the Lease Date with respect to any existing Law that has the effect of changing the legal requirements applicable to the Project from those in effect as of the Lease Date;
(c)    Any costs incurred after the tenth anniversary of the Commencement Date associated with replacement of the roof and roof membrane; and
(d)    Any costs for repairs, replacements and improvements made to the Project which may be considered to be a capital expenditure other than those identified in Sections 4.2.3(a), 4.2.3(b) or 4.2.3(c) above which, on a per item basis, cost less than $100,000, exclusive of applicable taxes (which amount shall be increased by 10% at the end of every five-year period) (including all reasonable associated and related expenditures for consulting fees, permits, installment payments, etc.) (provided that Landlord shall not perform repairs, replacements and/or improvements in stages as a means to subvert this provision). If any Eligible Capital Expenditure identified in Section 4.2.3(a) above is in excess of the Amortization Threshold (defined below), the cost of such Eligible Capital Expenditure shall be amortized using the Amortization Rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment having regard to the principles and practices hereinafter set out in the following sentence. If any of the Eligible Capital Expenditures identified in Sections 4.2.3(b), 4.2.3(c), or 4.2.3(d) above are in excess of the Amortization Threshold, the cost of such Eligible Capital Expenditures shall be amortized using the Amortization Rate over the useful economic life of the item as determined by Landlord using its good faith and commercially reasonable judgment and such annual amortized amount may be included by Landlord in Operating Costs in the applicable year. As used herein, “Amortization Threshold” means the costs of the expenditure in question are in the aggregate, including all associated and related expenditures for consulting fees, permits, installment payments, etc., but excluding all applicable taxes thereon, in excess of $100,000 (which amount shall be increased by 10% at the end of every five-year period). As used herein, “Amortization Rate” means an annual interest rate equal to the greater of (1) the Prime Rate (defined below) plus 2% and (2) 7%.
4.2.4    Taxes; Taxes Defined.
(a)    From and after the Commencement Date, Tenant shall also pay Tenant’s Proportionate Share of Taxes for each year and partial year falling within the Term. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. Tenant will pay to Landlord as Additional Rent in each calendar during the Term: (1) Tenant’s Proportionate Share of Taxes which shall be determined in accordance with this Section 4.2.4; and (2) any fines, penalties, interest or late payment charges incurred by Landlord solely as a result of Tenant’s failure to pay installments of Additional Rent on account of Taxes when due in accordance with this Section 4.2.4 so as to allow Landlord to make payment of Taxes as and when due.
(b)    In the event that a separate assessment is not available for the Project and it is necessary to allocate Taxes between the Project and the related complex, Landlord shall make such allocation, acting reasonably, equitably and consistently with prevailing assessment principles, and the amount so allocated shall be deemed to be included in the Taxes, unless such allocation is shown by Tenant and found by a court of competent jurisdiction to be unreasonable, erroneous or not in compliance with the requirements of this Section 4.2.4. For the purposes of determining the amount of Taxes referred to in Subsection 4.2.4(a) and this Subsection 4.2.4(b), there shall be deducted from the Taxes, as otherwise calculated, any amounts that are charged directly to Tenant pursuant to Sections 4.2.4(e)(1) and (2).
(c)    The provisions of Subsection 4.2.4(a) and Subsection 4.2.4(b) shall be applicable regardless of whether there are separate realty tax bills or separate real property assessment notices issued by any lawful taxing authority in respect of the Project. Tenant and Landlord shall promptly provide the other with a copy of any separate tax bills and separate assessment notices for the Project, or any part thereof that it receives. Whenever reasonably requested by Tenant, Landlord shall forthwith provide Tenant with a copy of any tax bills and assessment notices for the Project, or any part thereof, that Landlord receives and such other information in the possession or control of Landlord in connection with such Taxes as Tenant reasonably requires; copies of any such tax bills and assessment notices shall be delivered in each case within 15 business days after Tenant requests such documents.
(d)    Landlord may from time to time by written notice to Tenant, estimate or re-estimate (but Landlord may not re-estimate more than twice in any calendar year) the Taxes for the current or upcoming calendar year. The amounts so estimated will be payable by Tenant in equal monthly installments on the same days and in the same manner as the payments of Basic Rent hereunder. Landlord’s estimate of the Taxes or the installments thereof payable by Tenant hereunder may be such that, by the due date of the last installment of Taxes payable to the relevant taxing authority in any calendar, Landlord will have received from Tenant the full amount of the Taxes for such calendar year. Promptly following receipt of the final bill for Taxes for the period for which the estimated payments of Taxes have been made (and not more than 30 days thereafter), Landlord will give notice to Tenant of the exact amount of Taxes (together with copies of the relevant tax bills) and, if necessary, an adjustment will be made between the parties within 60 days after such notice.
(e)    Tenant shall pay promptly to the relevant taxing authority as and when due, all business taxes, license fees, permit fees and other taxes, rates, duties, levies, assessments or charges, whether municipal, parliamentary or otherwise, levied, imposed or assessed in respect of the use or occupancy of, the operations at or any business carried on in or from the Premises by Tenant or any other Tenant Party (other than Landlord or its property manager) or the equipment, machinery or fixtures brought therein by or belonging to Tenant or any other Tenant Party (other than Landlord or its property manager) (collectively, “Business Taxes”). Tenant shall also pay to Landlord upon demand as Additional Rent the following Taxes which Landlord may elect to recover from Tenant pursuant to this Section 4.2.4(e), in which case any amounts so paid by Tenant shall be excluded in the determination of the Taxes pursuant to Section 4.2.4(a):
(1)    the portion of any Taxes levied or assessed upon the Project that is attributable to any equipment, machinery, fixtures or leasehold improvements on or in the Premises; and
(2)    if the Premises, or any part of them, by reason of the act, election or religion of Tenant or any other Tenant Party shall be assessed for the support of separate schools, the amount by which the Taxes so payable exceed those which would have been payable if the Premises had been assessed for the support of public schools.
(f)    Tenant shall deliver to Landlord: (1) whenever reasonably requested by Landlord, satisfactory evidence that all Business Taxes have been paid on or before their due date; and (2) any other information relating to Taxes or Business Taxes in Tenant’s possession that Landlord reasonably requests from time to time.
(g)    “Taxes” means all taxes, rates, duties, levies, fees, charges (including local improvement charges) and assessments of any kind and nature whatsoever, which are levied, imposed, assessed or charged from time to time by any lawful taxing authority, whether school, municipal, regional, provincial, federal or otherwise, against or in respect of the Project or any part thereof applicable to any time during the Term, or upon Landlord or any other person or entity on account of its ownership of, or interest in, the Project or any part thereof, but excluding: (A) development charges, levies, assessments, fees and other similar development related payments (such as, but without limitation, parkland dedication fees); (B) taxes on the income or profits of Landlord or any other person or entity having an interest in the Project (inclusive of capital taxes), and Sales Taxes, except in each case to the extent they are levied in lieu of or in addition to “Taxes”; and (C) fines, penalties, interest or late payment charges unless the same are payable as a result of Tenant’s delinquency in payment of any Additional Rent. However, if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents or revenues received therefrom or a franchise tax, margin tax, assessment, or charge based, in whole or in part, upon such rents or revenues for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof. Taxes shall include the commercially reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any Taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project except as provided below, and all rights to receive notices of reappraisement Landlord shall engage an independent and reputable tax consultant each year to determine whether it is in the best interest to contest Taxes for the year in question, and if such tax consultant determines it is in the best interest to contest Taxes, Landlord will contest Taxes for the year in question. If Landlord, after consultation with Landlord’s tax consultant, elects not to contest Taxes for the period in question, Landlord shall notify Tenant in writing. If Tenant, in consultation with Tenant’s tax consultant, reasonably and in good-faith believes contesting Taxes will reduce Taxes for the period in question and Landlord has elected not to contest Taxes for the applicable year, Tenant may elect, at its sole expense, to contest Taxes for the period in question and shall so notify Landlord thereof in writing. Nothing herein shall be deemed to limit, suspend or abate Tenant’s obligations to pay Taxes when due. In the event that Landlord is entitled to the benefit of and actually receives any incentives, rebates, inducements or other payments from any person or governmental authority on account or in respect of Taxes pertaining to the Project and attributable to Tenant, Landlord shall reasonably and equitably allocate all or the applicable share thereof to Tenant and such amount shall be deducted from Tenant’s obligations to pay Taxes herein. “Taxes” shall not include Taxes payable with respect to any undeveloped lands (it being acknowledged and agreed that parking and landscaped areas forming a part of and servicing the Project do not constitute undeveloped lands).
4.2.5    Property Management Fee. Tenant shall pay to Landlord a property management fee equal to $50,000 per year (which amount shall be increased by 10% every five years), payable in advance in equal monthly installments with each monthly installment of Basic Rent (the “Property Management Fee”).
4.2.6    Reconciliation Statement. Landlord shall use its commercially reasonable efforts to furnish to Tenant by June 30 of each calendar year a statement of Operating Costs for the previous year (together with reasonable supporting documentation) and of the Taxes for the previous year (the “Reconciliation Statement”). If Tenant’s estimated payments of Operating Costs or Taxes under this Section 4.2 for the year covered by the Reconciliation Statement exceed Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Landlord shall credit or reimburse Tenant for such excess within 30 days after Landlord furnishes the Reconciliation Statement to Tenant; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section 4.2 for such year are less than Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Tenant shall pay Landlord such deficiency within 30 days of invoice from Landlord.
4.2.7    Tenant Inspection Right. Provided no Event of Default then exists, after receiving an annual Reconciliation Statement and giving Landlord 30-days’ prior written notice thereof, Tenant may inspect or audit Landlord’s records relating to Additional Rent (including the allocation percentages of the amounts described in Section 4.2.2(A) above) for the period of time covered by such Reconciliation Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Additional Rent on an annual Reconciliation Statement within 90 days after the statement or any supplement thereto has been delivered to Tenant, or if Tenant fails to conclude its audit or inspection within 180 days after the statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Additional Rent for the year in question and the calculation of Additional Rent set forth on such statement shall be final. Landlord shall not be entitled to supplement or readjust any amount set out in a Reconciliation Statement twenty-four (24) months after the statement or any supplement thereto has been delivered to Tenant;. Tenant’s audit or inspection shall be conducted where Landlord maintains its books and records or at the written request of Tenant, Landlord shall provide all relevant information electronically, if available, to Tenant, shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection, unless the total Additional Rent for the period in question is determined to be overstated by more than 5% in the aggregate, in which case Landlord shall pay the audit cost (not to exceed $15,000). Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. Tenant or the accounting firm conducting such audit shall, at no charge to Landlord, submit its audit report in draft form to Landlord for Landlord’s review and comment before the final approved audit report is submitted to Landlord, and Tenant shall consider any reasonable comments by Landlord. If such inspection or audit reveals that an error was made in the

Additional Rent previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof. Tenant shall maintain the results of each such audit or inspection confidential (save and except as required by Law or disclosed to Tenant’s consultants, attorneys, agents or to any other Tenant Party who agrees win writing with Landlord to maintain such information confidential) and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (a) reasonably acceptable to Landlord, (b) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (c) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Nothing in this Section 4.2.7 shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent.
4.3    Sales Taxes. Tenant will pay to Landlord with each payment of Rent all Sales Taxes applicable to, calculated on or in respect of amounts payable by Tenant as Rent under this Lease. Notwithstanding that Sales Taxes are not Rent, Landlord shall have all of the same rights and remedies for recovery of Sales Taxes as it has for recovery of Rent under this Lease. “Sales Taxes” means any and all harmonized sales taxes (other than harmonized sales taxes on the Construction Allowance, which shall be paid by Landlord), goods and services taxes, value added taxes, sales taxes, use or consumption taxes or any other similar taxes of whatever name or description, whether or not in existence at the Lease Date, now or hereafter imposed, levied, rated, charged or assessed by any lawful taxing authority on Tenant or Landlord in respect of Rent payable under this Lease, the rental of space under this Lease or the provision or supply of any goods, services or utilities whatsoever to Tenant under this Lease. However, notwithstanding any other provision of this Lease, Tenant shall have no obligation to pay to Landlord any Sales Taxes in respect of which Landlord is entitled to and actually receives an input tax credit.
4.4    Net Lease. Except as otherwise expressly provided in this Lease, this Lease shall be completely net and carefree to Landlord during the Term, and Landlord shall not be responsible during the Term for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Project, except as otherwise expressly provided in this Lease, and save as aforesaid, Tenant shall pay all charges, taxes, impositions, costs and expenses of every nature and kind arising from or relating to the Project, the occupation and use of the Premises by any Tenant Party and the business carried on therein or therefrom, whether or not referred to herein and whether or not within the contemplation of Landlord or Tenant and Tenant covenants with Landlord accordingly.
4.5    Additional Rent – Adjustment. If the Term begins on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Additional Rent payable for such month shall be prorated on a per diem basis over the number of days in the year.
5.    Delinquent Payment; Handling Charges. All payments required of Tenant hereunder that are more than five days past due shall bear interest from the date due until paid at the lesser of (a) the annual rate of interest announced from time to time by Royal Bank of Canada or such other Schedule I Canadian chartered bank as may be designated by Landlord, as the daily rate of interest used by such bank as a reference rate in setting rates of interest for commercial loans of Canadian dollars and commonly referred to by such bank as its Canadian “prime rate” (the “Prime Rate”) plus five percent per annum or (b) the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a late fee equal to the greater of (1) five percent of the delinquent payment, or (2) $250, to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Laws, exceed the maximum lawful commercial rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-calendar month period that Tenant fails to make any payment of Additional Rent when due, until five days after Landlord delivers written notice of such delinquency to Tenant.

6.    Security Deposit. [Intentionally Deleted.]
7.    Landlord’s Obligations.
7.1    Services. Landlord shall (subject to force majeure) furnish to Tenant and the Premises during the Term and any extension thereof such exterior window washing (on both the interior and exterior surface of all such exterior windows) as may from time to time be reasonably required.
7.2    Repair and Maintenance by Landlord. Landlord shall (a) maintain, repair and, if necessary, replace the exterior portions of the Building’s Structure, including all caulking, sealing, and water proofing and undertake any other replacement to the Building’s Structure; (b) maintain, repair and, if necessary, replace all Shared Facilities (defined below), in each case in accordance with the Performance Standard (defined below); and (c) undertake or cause to be undertaken the Landlord Repair Obligations (defined below). Tenant shall promptly notify Landlord in writing of any work required to be performed under this Section 7.2 and Section 7.4. All costs in performing the work described in this Section shall be included in Operating Costs except to the extent excluded by Section 4.2 or to the extent the cost of such work constitutes an Excluded Structural Cost. In no event shall Landlord be responsible for alterations to the Building’s Structure required by changes to applicable Laws arising from and after the Lease Date (which alterations shall be made, at Landlord’s election, either by Landlord at Tenant’s sole cost and expense or by Tenant at its sole cost and expense). This Lease is intended to be a net lease and except as expressly provided by this Lease, inclusive of Landlord’s maintenance, repair and replacements obligations in this Section 7.2 and Section 7.4, Landlord shall have no obligation, in any manner whatsoever, to repair or maintain the Project (or any equipment associated therewith), whether structural or nonstructural, all of which obligations are intended, as between Landlord and Tenant, to be those of Tenant. Except for Landlord’s maintenance, repair and replacements obligations in this Section 7.2 and Section 7.4, Landlord shall have absolutely no obligation to (1) repair, replace or maintain any portion of the Project (or any equipment associated therewith), or (2) to pay any costs or expenses, of any description, associated with the foregoing or the operations of the Project. Notwithstanding anything to the contrary contained in this Lease (except as otherwise expressly provided in Section 7.4), Landlord shall, in its commercially-reasonable and equitable discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action; provided, however, except with respect to items that are generally considered routine repair and maintenance, Landlord shall consider any reports and recommendations of independent and reputable consultants. As used herein, “Performance Standard” shall mean high quality management practices for Class A office buildings in the former City of Kanata office submarket, in accordance with all Laws, Landlord’s commercially reasonable guidelines and, if applicable, meeting or exceeding the applicable manufacturer’s suggested preventative maintenance and service standards and, for clarity, the Performance Standard with respect to Tenant’s obligations under this Lease shall not include the responsibility to perform any items that are excluded from Operating Costs. “Landlord Repair Obligations” means (A) the performance of Landlord’s express obligations relating to Hazardous Materials as provided in Section 25.23; (B) all work necessary to address and close off any open work orders or outstanding building permits and any other violations of applicable Laws for which Landlord has received written notice from a Governmental Authority on or before the Lease Date; (C) all obligations in satisfying the initial construction-related obligations of the owner of the Land under any site plan agreement, site development, servicing agreement or other similar development agreement registered or affecting title to the Land or any other part of the related complex; and (D) all work necessary to properly rectify the items set out in Exhibit Q hereto. “Shared Facilities” shall mean those facilities, utilities, improvements, equipment and installations which service or are for the benefit of the Project together with any other part of the related complex (or any other development), including, access roads, pedestrian sidewalks, landscaped and planted areas, bus kiosks and shelters, roadways and stops, signs, equipment and fixtures, pipes, electrical, plumbing, drainage and any other shared utilities infrastructure. As of the Lease Date, there are no Shared Facilities. Landlord shall complete the obligations listed in clauses (B), (C) and (D) of the definition of Landlord Repair Obligations as soon as possible and in no event later than January 1, 2015. In undertaking such obligations, Landlord shall (i) keep Tenant frequently apprised as to the status thereof and (ii) to the extent that Landlord is undertaking any such obligations between the Delivery Date and January 1, 2015, Landlord shall use all reasonable efforts to minimize any interference with or disruption to Tenant’s use and quiet enjoyment of the Premises and the Project, all at Landlord’s sole cost and expense.

7.3    Access. Subject to the Building rules and regulations attached as Exhibit D hereto and the other provisions of this Lease (including Section 9 hereof), Tenant will be provided access to the Premises 24 hours per day, seven days per week (inclusive of all holidays).
7.4    Performance of Capital Work. All work related to Eligible Capital Expenditures, other than Tenant-Caused Replacements (which shall be performed by Tenant at Tenant’s sole cost and expense), shall be performed by Landlord. If, during the performance of Tenant’s maintenance, repair and replacement obligations under this Lease, Tenant determines that any of the work described in Section 4.2.3(b), 4.2.3(c) or 4.2.3(d) is necessary and will qualify as Eligible Capital Expenditures (such work being referred to herein as “Capital Work”), Tenant shall notify Landlord thereof in writing with a reasonably detailed description of the Capital Work that Tenant wishes to have done (“Tenant’s Capital Work Notice”).
7.4.1    If a Tenant’s Capital Work Notice has been submitted, Landlord shall, as soon as reasonably practicable (and in no event later than 30 days following receipt of such Tenant’s Capital Work Notice), notify Tenant whether Landlord agrees or disagrees that such Capital Work is necessary (“Landlord’s Capital Work Notice”). If Landlord agrees that such Capital Work is necessary, Landlord shall begin inspections and design work for the Capital Work within 20 business days following the date of Landlord’s Capital Work Notice, and construction for the Capital Work shall begin within 90 days following the date of Landlord’s Capital Work Notice, or such other time period as the parties may agree in writing.
7.4.2    If a Tenant’s Capital Work Notice has been submitted and Landlord does not agree that such Capital Work is necessary or does not agree on the scope of the Capital Work that is required, a Qualified Engineer shall determine the necessity and/or the scope, based on the Performance Standard. Landlord and Tenant shall cooperate in good-faith with each other in selecting the Qualified Engineer. However, if Landlord and Tenant cannot mutually select the Qualified Engineer within ten business days following Landlord’s Capital Work Notice, then each of Landlord and Tenant shall nominate an engineer satisfying the requirements of a Qualified Engineer under this Lease within five business days following the expiration of such ten business day period. Within ten business days after the appointment of Landlord’s and Tenant’s respective engineers, such two engineers shall jointly select a third party engineer satisfying the requirements of a Qualified Engineer under this Lease, and such jointly selected engineer shall serve as the Qualified Engineer hereunder. If one party fails to nominate its respective engineer and deliver written notice thereof to the other party within 15 business days following Landlord’s Capital Work Notice, then the other party’s selected engineer shall serve as the Qualified Engineer hereunder. The determination of such Qualified Engineer shall be binding on Landlord and Tenant. If the Qualified Engineer determines, in accordance with the Performance Standard, that the Capital Work in question is necessary, inspections and design work for the Capital Work shall begin within 20 business days following such determination, and the construction for the Capital Work shall begin as soon as reasonably possible thereafter, but in no event more than 90 days following such determination or such other time periods as the parties may agree in writing.
7.4.3    Following the determination of the necessity for and/or scope of the Capital Work, if Landlord does not begin construction within 90 days following such determination (or does not pursue the Capital Work diligently and continuously and thereafter complete the Capital Work within a commercially reasonable period of time) Landlord will be deemed to have appointed Tenant to perform such Capital Work. In either case, Landlord shall reimburse Tenant for the Capital Work incurred by Tenant and payable by Landlord under the terms of this Lease within 30 days following receipt of Tenant’s reasonably detailed invoice therefor, failing which the provisions of Section 26.13 shall apply.
8.    Improvements; Alterations; Repairs; Maintenance; Utilities; Electricity.
8.1    Improvements; Alterations. Improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8.1. No alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; however, Landlord may withhold its consent to any alteration or addition that would (a) adversely affect more than to a de minimis extent (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Project’s restrooms), or (b) affect more than to a de minimis extent (in the sole but reasonable discretion of Landlord) the exterior appearance of the Project. Tenant shall not install decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant shall not be required to obtain Landlord’s consent for (1) repainting or recarpeting (regardless of the cost), or (2) other alterations, tenant improvements, or physical additions to the Premises which are cosmetic in nature totaling less than $375,000 (which amount shall be increased by 10% every five years) in any single instance or series of related alterations performed within a six-month period (provided that Tenant shall not perform any improvements, alterations or additions to the Premises in stages as a means to subvert this provision), in each case provided that (A) Tenant delivers to Landlord written notice thereof, a list of contractors and subcontractors to perform the work (and certificates of insurance for each such party) and any plans and specifications therefor prior to commencing any such alterations, additions, or improvements (for informational purposes only so long as no consent is required by Landlord as required by this Lease), (B) the installation thereof does not require the issuance of any building permit or other governmental approval, or involve any core drilling or the configuration or location of any exterior or interior walls of the Building, and (C) such alterations, additions and improvements will not affect (i) the Building’s Structure or the Building’s Systems, or (ii) the appearance of the exterior of the Building. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.
8.2    Repair and Maintenance by Tenant.
8.2.1    General Maintenance Standards Required of Tenant. To the extent not a specific Landlord responsibility set forth in Section 7.2 or Section 7.4 above, Tenant shall, at its own cost and expense, maintain, repair and, if necessary, replace, consistent with the Performance Standard, all portions of the Project, including the Building’s Systems (whether located inside the Building or on the exterior of the Building, such as rooftop HVAC units, supplemental air conditioning units, chillers, generators, and all utility lines serving the Project), in a clean, safe, and first class condition, consistent with the Performance Standard, and repair and make all necessary repairs and replacements to the Project, whether structural or non-structural, and shall not permit or allow to remain any deferred maintenance, waste or damage to any portion of the Project. All repairs and replacements (a) shall be in quality and class at least equal to the work as of the Commencement Date and (b) subject to Landlord’s obligations pursuant to Section 7.2 and Section 7.4, include capital expenditures and repairs whose benefit may extend beyond the Term. Tenant’s maintenance, repair and replacement obligations with respect to the Project shall be self-operative and no notice from Landlord shall be required as a pre-condition to the performance thereof by Tenant. For further clarity, except for those items for which Landlord is expressly responsible for under Section 7.2 or Section 7.4, Tenant, at its sole expense, shall, from and after the Delivery Date, maintain, repair, and replace, consistent with the Performance Standards, all portions of the Project, the Building’s Systems and Tenant’s Off-Premises Equipment and all areas, improvements and systems exclusively serving the Project, including plumbing, electrical, water, fire sprinkler system and fire protection systems, exterior lighting, the sidewalks, curbs, parking areas, access roads, driveways, landscaping, irrigation, vaults and signs comprising the Premises, utility lines (including sewer, water, gas, electrical, telecommunications and all other utility lines, whether above or below grade), entries, doors, door frames, ceilings, interior walls, and the interior side of demising walls, floor slab, and HVAC systems (including all duct work), and other building and mechanical systems serving the Premises, maintenance of the interior flooring (including sealing and waterproofing) and any items normally associated with the foregoing. Tenant shall be responsible for any increased wear and tear, and increased repair, replacement and maintenance with respect to the Building’s Systems associated with Tenant’s use of the Premises after the Normal Building Hours and Tenant’s density within the Premises. If (1) Tenant fails to commence to make such repairs or replacements within 15 business days after the occurrence of the necessity for such repair or replacement and thereafter diligently pursue the completion thereof (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), or (2) notwithstanding such diligence, Tenant fails to complete such repairs or replacements within 45 days after the occurrence of the necessity for such repair or replacement (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), in each case subject to the terms of Section 25.3, then Landlord may make the same at Tenant’s cost and the cost of such repair or replacement work performed by Landlord, plus an administrative fee of 10% of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor. If any such repair or replacement relates to areas outside of the Premises, or if such repair or replacements relates to areas inside the Premises but affects the Building’s Systems and/or Building’s Structure or any other area outside the Premises, then Landlord may elect to perform such repair or replacement at Tenant’s expense, rather than having Tenant perform such repair or replacement and the cost of all maintenance, repair or replacement work performed by Landlord under this Section 8 (inclusive of those fees charged by any third party undertaking such works on behalf of Landlord, provided same are consistent with prevailing market rates for such services without an additional administrative fee) shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor. To the extent that Landlord elects to undertake its obligations under this Lease or otherwise allow an Affiliate of Landlord to undertake Landlord’s obligations under this Lease, the fees payable by Tenant to Landlord or Landlord’s Affiliate shall be consistent with prevailing market rates without an additional administrative fee.
Landlord shall assign to Tenant, on a non-exclusive basis (with Landlord), or if not assignable, enforce on behalf of Tenant, the benefit of all covenants, warranties and guarantees from third parties applicable in respect of any maintenance, repair or replacement item for which Tenant is responsible under this Lease.
8.2.2    Service and Maintenance Contracts. Tenant shall enter into ongoing service and maintenance contracts, consistent with the Performance Standard, for all of those items which are Tenant’s responsibility under this Section 8.2, including the Building’s Systems, sprinkler systems, alarm service, janitorial, trash removal, landscaping, parking, snow removal, exterior and interior pest control, security and elevator maintenance. Upon Landlord’s request therefor, Tenant shall deliver to Landlord such documentation certifying that all such items which Tenant is required to maintain hereunder are then in good repair and condition and have been maintained in accordance with this Section 8.2. In furtherance of the foregoing, Tenant, during the entire Term and at its sole cost and expense, shall enter into regularly scheduled preventative maintenance/service contracts with maintenance contractors approved by Landlord (it being acknowledged that all qualified, reputable contractors with a national presence, such as CBRE, Inc., are deemed acceptable) for servicing all of the Building’s Systems and all generators and other major equipment located at the Project. Such service contracts must include all services suggested by the equipment manufacturer in its operations/maintenance manual. An executed copy of such contracts (which may be redacted to remove any confidential information unrelated to the scope of work covered thereby) shall be provided to Landlord within ten business days following the date upon which Tenant takes possession of the Premises, and copies of all renewals or extensions of such contracts (which may be redacted as provided above) shall be provided to Landlord within ten business days following the effective date thereof. If Tenant fails to provide a copy of such contracts (or renewal) within ten business days following Landlord’s written request therefor, Landlord may elect to enter into such contracts at Tenant’s cost, plus an administrative fee of 10% of such cost. Landlord may from time to time, at reasonable times and after reasonable prior notice to Tenant, inspect the Project to insure that Tenant is properly maintaining the same. Further, at Landlord’s request, Tenant shall provide to Landlord or its agents maintenance records, building reports, invoices and purchase orders and, if requested by Landlord meet with Landlord or its agents to review and inspect the maintenance of the Project, and provide to Landlord or its agents such additional maintenance information and/or meetings as Landlord or its agents may reasonably request, and Tenant shall cooperate in good-faith with Landlord and its agents in Landlord’s review of same. No later than 14 days prior to the end of the Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that all such items which Tenant is required to maintain hereunder are then in good repair and condition and have been maintained in accordance with this Lease.
8.3    Performance of Work. All work described in this Section 8 shall be performed only by reputable and qualified contractors and subcontractors and only in accordance with plans and specifications approved by Landlord in writing, to the extent such approval is required herein. If Tenant requests that Landlord supervise any work described in this Section 8 (not including day-to-day oversight of Tenant’s third party property manager), Tenant shall pay to Landlord a construction management fee equal to the construction management fee charged by Landlord’s third party management company to perform such work provided same is consistent with prevailing market rates without an additional administrative fee (not to exceed 5% of the cost of such work). If Tenant has not requested that Landlord supervise any work described in this Section 8, but such work affects the Building’s Systems or Building’s Structure (other than to a de minimis extent as determined by Landlord) thus requiring Landlord’s participation, Tenant shall pay to Landlord a construction management fee equal to the construction management fee charged by Landlord’s third party management company to perform such work provided same is consistent with prevailing market rates without an additional administrative fee (not to exceed 5% of the cost of such work) affecting the Building’s Systems or Building’s Structure. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s Mortgagee, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts as is commercially reasonable and with reputable companies with an A.M. Best rating of A-:VII or better. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems) and shall use materials of a quality that is at least equal to the quality that is consistent with the standard for the Building as of the Commencement Date, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Project and the related complex. Landlord may designate reasonable written rules, regulations and procedures for the performance of all such work in the Building (including insurance requirements for contractors) and shall have the right to designate reasonable times when such work may be performed. All such work which may affect the Building’s Structure or the Building’s Systems (other than to a de minimis extent as determined by Landlord) must be approved by the Project’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work, which contractor shall be independent, qualified, and reputable, and their rates, fees etc. are consistent with market rates for the subject works without an additional administrative fee. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor (whose rates and fees shall be consistent with market rates for the subject works without an additional administrative fee) and no such work will be permitted if it would void or reduce or otherwise adversely affect the warranty on the roof. Upon completion of any work described in this Section 8, Tenant shall furnish Landlord with accurate reproducible “as-built” CADD files of the improvements as constructed.
8.4    Liens. Tenant shall promptly pay all charges for work, materials, supplies and services performed or supplied in respect of the Premises by or on behalf of any Tenant Party. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any liens or claims for liens to be filed against the Premises or the Project in connection therewith. If such a lien is filed, then Tenant shall, within ten business days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien into court and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim (either to the claimant or into court), and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten business days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships) and that Tenant is not authorized to act as Landlord’s common law agent or construction agent in connection with any work performed in the Premises. Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including actual, out-of-pocket attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.
8.5    Utilities; Licenses and Permits.
8.5.1    Utilities. Tenant shall pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Project, together with any taxes, penalties, surcharges, connection charges, maintenance charges, and the like pertaining to Tenant’s use of the Project. Landlord shall have no responsibility whatsoever in connection with the foregoing. Tenant, at its expense, shall obtain all utility services for the Project, including making all applications therefor, obtaining meters and other related equipment, and paying all deposits and connection charges. Landlord shall not be liable for any interruption or failure of utility service to the Project, and such interruption or failure of utility service shall not be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant’s obligations hereunder.
8.6    Electrical Use.
8.6.1    Additional Electrical Capacity. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Building, as may be increased and supplemented in accordance with the provisions of this Lease. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost (without an additional administrative fee and which shall be based on market rates for such works), if, in Landlord’s reasonable judgment, the same shall not cause permanent and adverse damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, if Tenant is not the sole tenant of the Building, adversely affect Landlord’s ability to provide reasonable service to the balance of the Building.
8.6.2    Required Additional Supplemental HVAC. If Tenant uses machines or equipment in the Premises which affect (other than to a de minimis extent) the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord shall notify Tenant in writing thereof and thereafter Tenant shall have a reasonable time period under the circumstances (not to exceed a total of 45 days following Landlord’s written notice to Tenant, unless such situation poses a material and imminent threat to the Building [or any part thereof] or the occupants thereof, if any, as determined by Landlord in its commercially reasonable discretion, in which case no notice from Landlord to Tenant shall be required) to remove the equipment and/or install supplemental air conditioning, failing which Landlord may install such supplemental air conditioning units or other supplemental equipment in the Premises, and the actual cost thereof, including the cost of design, installation, operation, use, and maintenance, in each case plus an administrative fee of 10% of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has delivered to Tenant an invoice therefor.
8.6.3    Licenses and Permits. Tenant shall, at its sole cost and expense, obtain and keep in force during the Term, and all extensions thereof, all licenses, certificates and permits necessary for it to use the Project in accordance with applicable Laws.
9.    Use. Tenant shall use the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. The population density within the Premises as a whole shall at no time exceed one person for each 200 rentable square feet in the Premises; however, such population density may from time to time exceed such number on a temporary basis for meetings, conferences and other events of a temporary nature. Tenant may use the Premises after the Normal Building Hours; however, (a) no more than 10% of Tenant’s desks and workstations in the Premises may be in use after Normal Building Hours other than on an occasional basis, and (b) such hours of operation shall not affect (1) the Normal Building Hours, or (2) Tenant’s obligation with respect to all costs and expenses as a result of Tenant operating in the

Premises beyond the Normal Building Hours, including accelerated wear and tear on the Building’s Systems. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Project or its contents, or for the storage of any Hazardous Materials (other than in compliance with all Laws and this Lease). Tenant shall not use any portion of the Premises for a “call center,” any other telemarketing use, or any credit processing use other than as an ancillary component to Tenant’s Permitted Use in the Premises consistent with Class A buildings in the submarket in which the Building is located. Tenant may use any existing wiring or cabling in the Premises in its current “AS-IS” condition; however, any additional wiring or cabling installed by Tenant or modifications made to the existing wiring or cabling shall be at Tenant’s sole cost and expense. During the Term, Tenant shall leave any pre-existing but unused wiring and cabling undamaged and in a neat and organized fashion, labeled, and comparable to its current condition. If, because of a Tenant Party’s acts or omissions or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase with 15 days of written demand with supporting evidence, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with Landlord in its management of the Project.
10.    Assignment and Subletting.
10.1    Transfers. Except as provided in Section 10.9 and in Section 10.10, Tenant shall not, without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed subject to the standards described in Section 10.2 below) of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is a corporation or partnership permit a Change of Control to occur in respect of such corporation or partnership, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, (6) permit the use of the Premises by any parties other than Tenant, or (7) sell or otherwise transfer, in one or more transactions, a majority of Tenant’s assets (any of the events listed in Section 10.1(1) through 10.1(7) being a “Transfer”). “Change of Control” means, in the case of any corporation or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law (including amalgamation) or otherwise (including, without limitation, any change in the constitution of a partnership) of any shares, voting rights, securities or interests which would result in any change in the effective Control of such corporation or partnership, unless: (A) such change occurs as a result of trading in the securities of an entity listed on a recognized stock exchange in Canada, the United States or on any other recognized stock exchange; and (B) Landlord receives assurances reasonably satisfactory to it that such change will not detrimentally affect the financial capacity of such entity or the ability of such entity to conduct business, provided there shall be a continuity of the business of such entity notwithstanding such Change of Control.
10.2    Consent Standards. In determining whether or not to grant its consent to a Transfer, it shall not be unreasonable for Landlord to withhold its consent if, without limiting any other factor or circumstance which Landlord may reasonably take into account:
(a)    in Landlord’s opinion, arrived at reasonably and in good faith, the proposed transferee or any principal or principal shareholder of the proposed transferee: (1) does not have a history of successful business operations in the business to be conducted in the Premises; (2) does not have a satisfactory background, business history, financial condition, creditworthiness and/or capability; (3) any companies or partnerships of which the proposed transferee or such principal was a principal shareholder or partner, has a history of defaults under commercial leases; (4) meets Landlord’s reasonable standards for tenants of the Project and the related complex and is otherwise compatible with the character of the occupancy of the Project and the related complex;
(b)    Landlord does not receive such financial, business or other information relating to the proposed Transferee and its principals or principal shareholders as Landlord reasonably requires to enable it to make a determination concerning the matters set out in Subsection 10.2(a) including, without limitation, the information required pursuant to Section 10.3;

(c)    the use of the Premises by the proposed transferee, in Landlord’s opinion arrived at reasonably and in good faith, could: (1) result in occupancy of the Premises exceeding the density limit or excessive use of the elevators or other building systems; (2) be inconsistent with the image, character and standards of the Project; (3) expose the occupants of the related complex (for so long as the related complex is owned by Landlord or an Affiliate of Landlord) to risk of harm (other than to a de minimis extent as determined by Landlord), damage or interference (other than to a de minimis extent as determined by Landlord) with their use and enjoyment thereof; (4) result in a material increase of pedestrian or vehicular traffic to the Premises or any other part of the Building; or (5) to extent the proposed transferee, individually or collectively with Tenant will materially increase Operating Costs; or
(d)    the proposed transferee:
(1)    proposes to use any portion of the Premises for a use other than the Permitted Use (including, without limitation, uses for credit processing and telemarketing other than on an ancillary basis to the principal use provided that the principal use is not for credit processing or telemarketing) or will use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement or record as of the Lease Date;
(2)    is a governmental or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity that (A) is not typically found in Class A office buildings or (B) could materially increase the pedestrian or vehicular traffic to the Project; or
(3)    is currently or has in the past been involved in litigation with Landlord or any of its Affiliates.
Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists. Any Transfer made while an Event of Default exists hereunder, irrespective whether Landlord’s consent is required hereunder with respect to the Transfer, shall be voidable by Landlord in Landlord’s sole discretion. Any consent by Landlord to a Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer by either Tenant or any proposed Transferee in accordance with this Section 10. Landlord shall not be liable for any losses or claims that may be suffered or incurred by Tenant arising out of Landlord unreasonably withholding its consent to any Transfer, it being intended that Tenant’s only recourse in such event shall be an application to court for a declaration that Landlord grant its consent to such Transfer. This prohibition against Transfer shall include a prohibition against any Transfer by operation of law. Notwithstanding any other provisions of this Section 10: (A) Tenant shall not grant, or permit to exist, any leasehold mortgage or any other charge of the Premises of any nature; and (B) in the case of a Transfer that is a sublease, the Transferee in respect thereof shall not enter into, consent to or permit a sub-sublease of all or any part of the Premises that is subject to such sublease without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Landlord may condition its consent to a Transfer on a reasonable increase in the Security Deposit or receipt of a guarantee from a suitable party.
10.3    Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation (which may be redacted to remove any confidential information unrelated to this Lease or any subletting of the Premises or assignment of this Lease), and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $500 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord within 15 business days of written request for its reasonable attorneys’ fees and other expenses incurred in connection with considering any request for consent to a Transfer (which shall not exceed $2,500 for consents to subleases provided Landlord’s standard consent to sublease form is used without material modification or negotiation).
10.4    Conditions to Consent. The following provisions shall be applicable to a Transfer whether or not the consent of Landlord thereto is required or given:
(a)    Any Transfer to which Landlord consents or which is otherwise permitted under this Lease shall be subject to Tenant and the transferee executing, prior to the Transfer being made, an agreement with Landlord on terms and conditions that are customary at the applicable time for such agreements and otherwise in form and content satisfactory to Landlord, Tenant and such Transferee, each acting reasonably, provided that such agreement shall provide, inter alia, that:
(1)    in the case of an assignment the Transferee agrees to be bound by all of the terms of this Lease jointly and severally with Tenant as if it had originally executed this Lease as tenant;
(2)    in the case of a sublease: (A) the transferee’s right, title and interest in and to the Premises shall terminate upon the surrender, release, disclaimer or merger of this Lease, and the transferee waives its rights to retain possession of the subleased premises or obtain relief from forfeiture under the provisions of the Commercial Tenancies Act (Ontario) or any other statutory provisions; (B) upon notice from Landlord, the transferee shall pay all amounts payable by it each month under the sublease directly to Landlord, who shall apply such payments on account of Tenant’s obligations under this Lease; and (C) the transferee shall not enter into, consent to or permit a sub-sublease of all or any part of the Premises that is subject to such sublease.
Such agreement and any required consent of Landlord to a Transfer shall, at Landlord’s option, be prepared by Landlord or its solicitors and any and all reasonable legal and administrative costs with respect thereto shall be paid by Tenant.
(b)    If Tenant effects a Transfer, Landlord may collect Rent from the transferee and apply the net amount collected to the Rent payable under this Lease but no acceptance by Landlord of any payments by a transferee shall be deemed to be acceptance of the transferee as a tenant or a waiver of Tenant’s covenants or a release of Tenant from the further performance by Tenant of its obligations under this Lease.
(c)    Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.
(d)    In the event that this Lease is disclaimed or terminated in the context of any bankruptcy proceeding pertaining to any transferee of this Lease, Ciena Canada, Inc. (the “Original Tenant”), within 10 days after receipt of a notice from Landlord, which notice may be given to Original Tenant at Landlord’s option, shall enter into a new lease with, and prepared by, Landlord on the same terms and conditions as contained herein for the balance of the Term (being the period commencing on the date of such disclaimer or termination, as the case may be, and expiring on the date this Lease would have expired except for such disclaimer or termination). Original Tenant’s obligations under this Section 10.4 shall survive the disclaimer or termination of this Lease in the context of any bankruptcy proceeding pertaining to any transferee of this Lease.
(e)    Notwithstanding the effective date of any permitted Transfer as between Tenant and the transferee, all Rent for the month in which such Transfer occurs shall be paid in advance by Tenant so that Landlord will not be required to accept partial payments of Rent for such month from either Tenant or transferee.

(f)    If the Transfer in respect of which consent has been given is not completed within 180 days of the date of such consent or if an Event of Default has occurred that is continuing, then such consent shall, at Landlord’s option, become void.
10.5    No Release. Notwithstanding any other provision of this Lease, or any other rights that Original Tenant may have at law or equity, no Transfer whatsoever (whether effected with or without the consent of Landlord) shall release Original Tenant from its obligations and liabilities under, pursuant to, or in respect of, this Lease. Original Tenant covenants and agrees that it shall, notwithstanding any Transfer whatsoever in all cases remain fully obligated and liable under this Lease. Without limiting the generality of the foregoing, following a Transfer, Original Tenant shall indemnify and save Landlord harmless from and against any and all claims and losses which Landlord may incur, or to which it may become subject, by reason of the failure of the Transferee to pay, observe, perform and comply with its obligations and liabilities under, pursuant to, or in respect of, this Lease for any reason whatsoever and/or from any inability of Landlord to obtain or enforce payment, performance and observance of such obligations and liabilities from, or against, the transferee for any reason whatsoever. Without limiting the generality of the foregoing, Original Tenant covenants and agrees with Landlord that in the event that the transferee is at any time, or from time to time, in default in payment of any Rent or other amount payable under this Lease Original Tenant, Original Tenant shall pay to Landlord on demand all such amounts then in default.
10.6    Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.6. The provisions of this Section 10.6 shall be self-operative, and no further instrument shall be required to give effect to this provision.
10.7    Cancellation. Landlord may, within 30 days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting (in each case to a party other than a Permitted Transferee) of two (2) full floors or more with a sublease term extending (or containing an option to extend) into the last 24 months of the then current Term, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. Notwithstanding the foregoing, if Landlord provides written notification to Tenant of its election to cancel this Lease as to any portion of the Premises as provided above, Tenant may rescind its proposed assignment or subletting of the Premises by notifying Landlord in writing within five business days following Landlord’s written cancellation notice, and if Tenant timely elects to rescind its request, Landlord’s the cancellation notice shall be rendered null and void.
10.8    Additional Compensation. While no Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of (1) all compensation received by Tenant for a Transfer which is specifically allocated to the value of the leasehold interest and excluding goodwill and any other amounts paid or payable for any other assets conveyed by Tenant, less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions, tenant finish work and any other reasonable and customary out-of-pocket costs, including test fits, marketing costs, free rent, and other tenant inducements) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby. While any Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, one hundred percent (100%) of the excess of (A) all compensation received by Tenant for a Transfer over (B) the Rent allocable to the portion of the Premises covered thereby.
10.9    Permitted Transfers. Notwithstanding Section 10.1, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord, provided that Tenant shall not enter into a series of transactions as a means of subverting the terms of this Section 10.9:
10.9.1    an Affiliate of Tenant or Guarantor, but only so long as such transferee remains an Affiliate of Tenant or Guarantor;
10.9.2    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (1)Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; (2) the Tangible Net Worth of Guarantor immediately following the applicable transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) is equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately before the applicable transaction; (3) the Corporate Debt Rating of Guarantor immediately following the applicable transaction (which may be based on the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) is equal to or greater than the Corporate Debt Rating of Guarantor immediately before the applicable transaction; and (4) the proposed transferee is an Affiliate of Guarantor;
10.9.3    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets (whether directly via asset purchase or indirectly via a direct or indirect Change of Control of Tenant), so long as (1) Tenant’s obligations hereunder are assumed by the entity acquiring such assets; (2) the Tangible Net Worth of Guarantor immediately following the applicable transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) is equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately before the applicable transaction; (3) the Corporate Debt Rating of Guarantor immediately following the applicable transaction (which may be based on the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) is equal to or greater than the Corporate Debt Rating of Guarantor immediately before the applicable transaction; and (4) the proposed transferee is an Affiliate of Guarantor; or
10.9.4    (1) an initial or subsequent public offering or distribution or equity or debt securities by Tenant, Guarantor or any Affiliate of Tenant or Guarantor, and/or (2) the sale of equity or convertible debt securities of Tenant, Guarantor or any Affiliate of Tenant or Guarantor in any transaction, so long as (i) the Tangible Net Worth of Guarantor immediately following the applicable transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) is equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately before the applicable transaction and (ii) the Corporate Debt Rating of Guarantor immediately following the applicable transaction (which may be based on the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) is equal to or greater than the Corporate Debt Rating of Guarantor immediately before the applicable transaction.

Tenant shall promptly notify Landlord of any such Permitted Transfer (subject to the confidentiality qualifications noted above). Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Project or the related complex, Landlord or other tenants of the related complex of record as of the Lease Date. No later than ten days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers, and any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10. The right to Transfer to an Affiliate pursuant to Subsection 10.9.1 shall be subject to the condition that such Permitted Transferee remains an Affiliate of Tenant and Guarantor and that on or before such Transfer being effected both Tenant and such Permitted Transferee must enter into an agreement with Landlord, in a form satisfactory to Landlord, Tenant and such Permitted Transferee, each acting reasonably, that if such Permitted Transferee ceases to be an Affiliate of Tenant and Guarantor, it shall so notify Landlord in writing within ten days after such event and, upon the written request of Landlord, transfer, assign, set over and/or re-assign this Lease and its interest in the Premises, as applicable, to Tenant or, subject to complying with this condition, another Affiliate of Tenant and Guarantor. As a condition to a Permitted Transfer, at Landlord’s request, Guarantor shall ratify and confirm in writing to Landlord the Guarantee executed by Guarantor for the benefit of Landlord and acknowledge in a written instrument reasonably acceptable to Landlord that the obligations of the proposed transferee shall be included as part of the obligations guaranteed by Guarantor under such Guarantee. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises, as evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord. “Corporate Debt Rating” shall mean either a general corporate debt rating or an unsecured corporate debt rating by either Standard & Poor’s Corporation (“S&P”) or Moody’s Investor Service (“Moody’s”).
10.10    Permitted Occupants.
10.10.1    Notwithstanding anything in this Section 10 to the contrary, Tenant may permit its subsidiaries, Affiliates, clients, contractors, customers, auditors, strategic partners or other entities under common ownership (total or partial) with Tenant or with whom Tenant has or is then establishing a bona fide business relationship (each a “Permitted Occupant”) to occupy and use up to 20% of the Premises, in the aggregate, without the written consent of Landlord, subject to the following conditions: (a) the Permitted Occupant is of character, is engaged in a business, uses the Premises in keeping with Tenant and the Permitted Use, (b) the use of the Premises by the Permitted Occupant may not violate any other agreements affecting the Premises, the Building, the Project, the related complex, Landlord or other tenants of the related complex, (c) the use and occupancy by the Permitted Occupant is otherwise expressly subject to, and the Permitted Occupant must comply with, all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease (other than Tenant’s obligation to pay Basic Rent or Additional Rent under this Lease), including the requirement to obtain insurance in the requisite amounts and to indemnify, defend and hold Landlord harmless for any Loss (defined below) or other liabilities resulting from the use and operations contemplated by this Section 10.10, (d) any violation of any provision of this Lease by the Permitted Occupant shall be deemed to be a default by Tenant under such provision, (e) the space occupied by the Permitted Occupant shall not be separately demised from the Premises, (f) the Permitted Occupant shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under this Lease or on account of any other matter, (g) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Permitted Occupant, (h) in no event shall any use or occupancy of any portion of the Premises by any Permitted Occupant release or relieve Tenant from any of its obligations under this Lease, (i) each such Permitted Occupant shall be deemed an invitee of Tenant, and Tenant shall be fully and primarily liable for all acts and omissions of such Permitted Occupant as fully and completely as if such Permitted Occupant was an employee of Tenant; (j) in no event shall the occupancy of any portion of the Premises by any Permitted Occupant be deemed to create a landlord/tenant relationship between Landlord and such Permitted Occupant or be deemed to vest in Permitted Occupant any right or interest in the Premises or this Lease, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by any Permitted Occupant; and (k) Tenant shall receive no rent, payment or other consideration in connection with such occupancy and use other than nominal rent payments, which in no event may be greater per rentable square foot occupied and used by such Permitted Occupant than the Basic Rent and Additional Rent amounts (per rentable square foot in the Premises) payable by Tenant hereunder.
10.10.2    Tenant shall provide to Landlord promptly after request a written list of the names and contact information of all Permitted Occupants then being allowed access to the Premises by Tenant.
10.10.3    Any equipment or other property of a Permitted Occupant in the Project shall be subject to Section 16 (Personal Property Taxes), Section 20 (Landlord’s Lien) and Section 21 (Surrender of Premises) of this Lease. However, nothing in this Section 10.10 shall diminish Landlord’s rights elsewhere in this Lease or imply that Landlord has any duties to any Permitted Occupant. Tenant acknowledges that Landlord shall have no responsibility or liability for the allocation or use of the Premises between Tenant and any Permitted Occupant. No disputes among Tenant and any Permitted Occupant shall in any way affect the obligations of Tenant hereunder.
10.10.4    In addition to all other indemnity obligations of Tenant under this Lease, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all Losses arising from all claims made by, attributable to, or otherwise relating to, any Permitted Occupant in accordance with Tenant’s indemnity obligations under Section 11.4 hereof.
11.    Insurance; Waivers; Subrogation; Indemnity.
11.1    Tenant’s Insurance. Effective as of the earlier of (1) the date Tenant enters or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance (including property damage, bodily injury and personal injury coverage) in amounts of $1,000,000 per occurrence in primary coverage, with an additional $10,000,000 in umbrella coverage or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require so long as such additional amounts are typical for comparably sized commercial office tenants in comparable buildings in the submarket in which the Project is located (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor host liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee), against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, (B) cause of loss-special risk form (formerly “all-risk”) insurance (including, but not limited to, sprinkler leakage, ordinance and law, sewer back-up and flood) covering the replacement value of all alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (C) cause of loss-special risk form (formerly “all-risk”) insurance covering the full value of all furniture, trade fixtures, equipment and personal property in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), (D) contractual liability insurance (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (E) commercial auto liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000 combined single limit for each accident, insuring Tenant (and naming as additional insureds Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee), (F) worker’s compensation insurance and employer’s liability insurance with statutory limits, and (G) extra expense insurance attributable to the Premises in an amount of $2,500,000. Tenant’s insurance shall be primary and non-contributory when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance at least five business days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises (in any event, within ten days of the effective date of coverage), and on or prior to each renewal of said insurance without any lapse in coverage, and Tenant shall notify Landlord within four business days of Tenant’s receipt of notice of cancellation if any such insurance policy is to be cancelled before the expiration date hereof. All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with an A.M. Best rating of A-:VII or better. However, no review or approval of any insurance certificate or policy by Landlord shall derogate from or diminish Landlord’s rights or Tenant’s obligations hereunder. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein within five business days from written notice from Landlord (which notice shall not be given until such time as the required insurance herein must be maintained), Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 5% of such cost. Any insurance required to be maintained by Tenant may be taken out under a corporate blanket insurance policy or policies covering other premises, property or insureds in addition to the Premises and Tenant, provided the commercial general liability and umbrella coverages are on a per location aggregate basis (or contain a per location aggregate endorsement) and such blanket policy or policies otherwise comply with this Section 11.1.
11.2    Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) cause of loss-special risk form (formerly “all-risk”) insurance (including, but not limited to, sprinkler leakage, ordinance and law, sewer back-up and flood) for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than $5,000,000 and such other insurance maintained by prudent corporate or institutional landlords for buildings and developments of equivalent quality, size, utility and location within the former City of Kanata submarket to the Building and the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be included in Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder. Any insurance required to be maintained by Landlord may be taken out under a blanket insurance policy or policies covering other buildings, property or insureds in addition to the Building and Landlord. In such event, the costs of any such blanket insurance policy or policies shall be reasonably allocated to the Project and the other properties covered by such policy or policies as reasonably determined by Landlord and included as part of Operating Costs.
11.3    No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives and releases any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against (or permitted to be self-insured against) under any insurance policy of the types described in this Section 11 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below) and such waiver shall also apply to any deductible payable under Tenant’s property insurance policies and self-insurance and self-retention amounts maintained by Tenant. Additionally, Landlord and Tenant each waives any claim it may have against the other for any Loss to the extent such Loss is caused by a terrorist act. Each party shall promptly notify their respective insurance carriers of this waiver of subrogation to the extent required by each respective party’s insurance policies and cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.
11.4    Indemnity. Subject to Section 11.3, Tenant shall defend, indemnify, and hold harmless Landlord, Landlord Parties and its or their representatives, employees and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a “Loss”) (1) occurring in or on the Project (including within the Premises) other than to the extent caused by the negligence or willful misconduct of any Landlord Party, or (2) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including Tenant’s Off-Premises Equipment other than to the extent caused by the negligence or willful misconduct of any Landlord Party. Subject to Section 11.3, Landlord shall defend, indemnify, and hold harmless Tenant, Tenant Parties and its or their agents and employees from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) for any Loss arising from any occurrence in or on the Project (including within the Premises) to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party and shall not settle or compromise any such proceeding without the prior written consent of the indemnified party.
12.    Subordination; Attornment; Notice to Landlord’s Mortgagee.
12.1    Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or, subject to Section 12.5 below, hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. Subject to Section 12.5, the provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.
12.2    Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.
12.3    Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by a nationally recognized overnight courier service, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant contemporaneously with the delivery of such notice to Landlord.
12.4    Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination (except Tenant’s cancellation right expressly provided in Section 26.6), amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6)

subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own fee simple title to the Project. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan. If any conflict exists or arise between the terms of this Section 12.4 and the terms of the mortgagee protection provisions contained in any executed subordination, non-disturbance and attornment agreement, the terms of the mortgagee protection provisions in the executed subordination, non-disturbance and attornment agreement shall prevail. As used in this Section 12.4, Landlord’s Mortgagee shall include any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise.
12.5    Subordination, Non-Disturbance and Attornment Agreement. Landlord shall obtain a subordination, non-disturbance and attornment agreement from the current Landlord’s Mortgagee, if any, and any future Landlord’s Mortgagee, in such Landlord’s Mortgagee’s standard form therefor with such changes thereto as may be agreed upon by Tenant and such Landlord’s Mortgagee; however, any commercially reasonable fees charged by such Landlord’s Mortgagee associated with obtaining such subordination, non-disturbance and attornment agreement (except for the administrative fee of obtaining such subordination, non-disturbance and attornment agreement and the initial $2,500 in Landlord’s Mortgagee’s legal fees, payable to such Landlord’s Mortgagee, which shall be paid by Landlord) shall be paid by Tenant within 15 days after Landlord’s written request therefor and, if previously received by Landlord, accompanied by a reasonably detailed itemization of such fees and costs. Additionally and at no cost or expense to Tenant, Landlord shall obtain and deliver to Tenant on the Lease Date a lease recognition and non-disturbance agreement from Landlord’s Affiliate, Innovation Blvd. I, LLC, a Delaware limited liability company, in the form attached hereto as Exhibit N, and upon written request by Tenant, from any head landlord under any Primary Lease that hereinafter may be entered into.
13.    Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit D, provided that if there is any conflict or inconsistency between this Lease and the rules and regulations, this Lease shall govern. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are provided to Tenant in writing, are generally applicable to all tenants of the Project whose leases require such compliance, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner among all tenants whose leases require such compliance. Tenant shall be responsible for the compliance or noncompliance with such rules and regulations by each Tenant Party.
14.    Condemnation.
14.1    Total Taking. If the entire Building or Premises are taken by any lawful power or authority by the right of expropriation (a “Taking”), this Lease shall terminate as of the date of the Taking.
14.2    Partial Taking - Tenant’s Rights. If any material portion (greater than 25% of the rentable premises in the Building or 50% of the land area of the Project) of the Building or Project becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Basic Rent and Additional Rent shall be abated on a reasonable basis as to that portion of the Premises or the Project rendered untenantable by the Taking.
14.3    Partial Taking - Landlord’s Rights. If (a) any material portion (greater than 25% of the rentable premises in the Building or 50% of the land area of the Project), but less than all, of the Building or Project becomes subject to a Taking, or (b) if Landlord is required to pay $1,500,000 or more of the proceeds arising from a

Taking to a Landlord’s Mortgagee (however, Tenant may nullify Landlord’s termination notice given under this clause (b) if Tenant delivers to Landlord, within five business days after Landlord’s cancellation notice, funds equal to the amount of proceeds that Landlord is required to pay to a Landlord’s Mortgagee in excess of $1,500,000), then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rent and Additional Rent shall abate as provided in the last sentence of Section 14.2.
14.4    Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Project and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs and loss of business.
14.5    Restoration. In the event of any Taking of less than the whole of the Premises which does not result in a termination of this Lease, (1)Landlord, at its expense but only to the extent of the award actually received by Landlord pursuant to such Taking (after deducting any reasonable expenses incurred in connection with such Taking), shall proceed with reasonable diligence to repair, alter and restore the remaining parts of the affected Building and the Premises therein to the extent practicable, and (2) if requested by either party, Landlord and Tenant shall promptly execute an amendment to this Lease confirming the deletion from the Premises of the space subject to the Taking.
15.    Fire or Other Casualty.
15.1    Repair Estimate. If the Premises or the Project are damaged by fire or other casualty (a “Casualty”), Tenant shall immediately notify Landlord thereof. Thereafter, Landlord shall promptly take all commercially reasonable steps to secure the safety and integrity of the Premises/Project, as the case may be, and remove all debris etc. and thereafter, as soon as reasonably possible (and in no event later than 60 days after the date on which Tenant notifies Landlord of such Casualty), deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty (which estimate shall be based on the opinion of an independent, reputable and qualified consultant, such as an architect or engineer) and Landlord shall use commercially reasonable efforts to commence repair of the Premises or the Project, as applicable, as soon as reasonably possible and in any event no later than 30 days after delivery of the Damage Notice.
15.2    Tenant’s Rights. If the Premises are damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates (which estimate shall be based on the opinion of an independent, reputable and qualified consultant, such as an architect or engineer) that the damage caused thereby for which Landlord is responsible to repair under this Lease pursuant to Section 15.4 below cannot be repaired within (1) one year after the commencement of repairs, (2) 90 days after the date of the Casualty if the Casualty occurs between 365 days and 180 days before the expiration of the Term, or (3) 60 days after the date of the Casualty if the Casualty occurs during the last six months of the Term (as applicable, the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.
15.3    Landlord’s Rights. If a Casualty occurs and (1) Landlord estimates (which estimate shall be based on the opinion of an independent, reputable and qualified consultant, such as an architect or engineer) that the damage cannot be repaired within the Repair Period, (2) the damage exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord as aforesaid, and such damage occurs during the last two years of the Term (provided that if Landlord elects to exercise its rights herein and Tenant has a remaining right to extend the Term, Tenant shall be entitled within 15 days of Landlord’s election herein to elect to exercise such extension right, in which case Landlord’s rights under this Section 15.3(2) shall not apply), (3)regardless of the extent of damage, the damage is not fully covered (e.g., the damage falls under a policy exclusion) by Landlord’s insurance policies (or which would have been covered by insurance if Landlord had carried the insurance required under Section 11.2 of this Lease and diligently pursued recovery under same), or (4) Landlord is required to pay $1,500,000 or more of the insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee (however, Tenant may nullify Landlord’s termination notice given under this clause (4) if Tenant delivers to Landlord, within five business days after Landlord’s cancellation notice, funds equal to the amount of proceeds that Landlord is required to pay to a Landlord’s Mortgagee in excess of $1,500,000), then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.
15.4    Repair Obligation. If neither party elects to terminate this Lease following a Casualty, within the time periods specified for so doing, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any improvements, alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Project. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises; provided, that in such event, after Landlord has received proceeds sufficient to restore the Project and all improvements funded by Landlord with respect to the Premises (including the Construction Allowance), Tenant shall be entitled to proceeds up to the unamortized portion of the out-of-pocket amounts initially expended by Tenant to third parties (over and above the amount permitted to be retained by Landlord as described above) to perform the Work in the Premises, and any subsequent work in the Premises paid for exclusively by Tenant, as calculated using a straight-line amortization over the initial Term (or, for any improvements installed during any renewal Term amortized over such renewal Term), and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease.
15.5    Abatement of Rent. If the Premises are damaged by Casualty, Basic Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the earlier of (a) completion of Landlord’s repairs, (b) the date upon which completion of Landlord’s repairs would have occurred but for delays caused by Tenant Parties, or (c) the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be, unless a Tenant Party caused such damage, in which case, Basic Rent and Additional Rent shall be abated only to the extent Landlord is compensated for such Rent by loss of rents insurance proceeds (and, if Landlord has failed to maintain insurance on such items as required by this Lease, an amount equal to the proceeds Landlord would have received had Landlord maintained such insurance, if any. If it shall be necessary for Tenant to reconstruct alterations in the Premises, then the abatement provided above shall continue until the earlier of (1) the date on which Tenant occupies any portion of the Premises and begins conducting business therein or (2) 90 days after the date of substantial completion of the repair or reconstruction by Landlord.
16.    Personal Property Taxes. Tenant shall be liable for, and shall pay prior to delinquency, all taxes levied or assessed against personal property, furniture, fixtures, betterments, improvements, and alterations placed by any Tenant Party in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture, fixtures, betterments, improvements, and alterations and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.
17.    Events of Default. Each of the following occurrences shall be an “Event of Default”:
17.1    Payment Default. Tenant’s failure to pay Rent within five business days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on two or more occasions;

17.2    Vacating. Tenant vacates the Premises or a substantial portion thereof without providing written notice to Landlord at least ten business days prior to the date on which Tenant vacates the Premises or any substantial portion thereof;
17.3    Estoppel; Subordination; Financial Reports. Tenant fails to provide any estoppel certificate, documentation regarding the subordination of this Lease or financial reports after Landlord’s written request therefor pursuant to Section 25.5, Section 12.1, and Section 25.18 respectively, and such failure shall continue for five business days after Landlord’s second written notice thereof to Tenant;
17.4    Insurance. Tenant fails to maintain any insurance which it is obligated to maintain under this Lease or any policy of insurance covering any part of the Premises is cancelled by the insurer by reason of any particular use or occupancy of the Premises by Tenant or anyone permitted by Tenant to be upon the Premises and such insurance is not replaced within two business days following such failure or cancellation;
17.5    Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required by Section 8.4;
17.6    Transfer. Tenant makes a Transfer or grants a leasehold mortgage or any other charge of the Premises other than in accordance with the provisions of this Lease;
17.7    Other Defaults. Tenant’s failure to perform, comply with, or observe any agreement or obligation of Tenant under this Lease other than provided in this Section 17 and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; however, if such failure cannot be cured within such 30-day period (thus excluding, for example, Tenant’s obligation to provide Landlord evidence of Tenant’s insurance coverage) and Tenant commences to cure such failure within such 30-day period and thereafter diligently pursues such cure to completion, then such failure shall not be an Event of Default unless it is not fully cured within an additional 30 days after the expiration of the initial 30-day period; and
17.8    Insolvency. Any of the following occur: (a)Tenant (the term “Tenant” shall include, for the purpose of this Section 17.8, any guarantor of Tenant’s obligations hereunder) takes any steps or commences any proceedings for the dissolution, winding-up or other termination of its existence or the liquidation of its assets, other than in connection with a Transfer made in compliance with this Lease; (b)ant becomes bankrupt or insolvent, gives notice of its intention to make or makes any voluntary proposal, assignment or arrangement for the benefit of its creditors under any statute for bankrupt or insolvent debtors or files any application or commences any proceedings seeking any stay, reorganization, arrangement, composition or readjustment under any statute for bankrupt or insolvent debtors, or consents to or acquiesces in any such application or proceedings made by any other person or entity; (c) an application is filed or any steps are taken or proceedings commenced by any person or entity against Tenant to declare it bankrupt or insolvent, or for the dissolution, winding-up or other termination of Tenant’s existence or the liquidation of its assets (other than in connection with a Transfer made in compliance with this Lease), or seeking the appointment of a trustee, receiver, receiver and manager, monitor, interim receiver, custodian, sequestrator, liquidator or other person or entity with similar powers in respect of Tenant or seeking any stay, reorganization, arrangement, composition or readjustment under any statute for bankrupt or insolvent debtors, to which Tenant, as the case may be, has not consented or acquiesced, unless such application or proceedings are stayed and being actively and diligently contested in good faith; (d) a trustee in bankruptcy, receiver, receiver and manager, interim receiver, monitor, custodian, sequestrator, liquidator or any other person or entity with similar powers is appointed with respect to Tenant or a material portion of its business or assets or of the Premises or any portion thereof or interest therein, unless such appointment is being actively and diligently contested in good faith and is set aside, discharged, cancelled or annulled within 30 days after it is made; (e) this Lease or any material portion of Tenant’s assets on the Premises are taken or seized under a writ of execution, assignment, pledge, charge, debenture, or other security instrument and such writ is not stayed or vacated within 15 days after the date of such taking; or (f) Tenant makes a sale in bulk of substantially all of its assets out of the ordinary course of business other than in conjunction with a Transfer permitted under this Lease;

18.    Remedies. Upon the occurrence and during the continuation of any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:
18.1    Termination of Lease. Terminate this Lease by written notice to Tenant or to re-enter the Premises and repossess them and, in either case enjoy them as of its former estate, and Landlord may remove all persons, entities and property from the Premises and store such property at the expense and risk of Tenant or sell or dispose of such property in such manner as Landlord sees fit without notice to Tenant;
18.2    Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent and other amounts accrued hereunder to the date of termination of possession, (b) amounts due from time to time under Section 19.1, and (c) Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to terminate Tenant’s right to possession without terminating this Lease, and to retake possession of the Premises (and Landlord shall have no duty to make such election), Landlord shall use reasonable efforts to relet the Premises as further described in Section 19.4 below. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting despite such efforts. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18.2. If Landlord elects to proceed under this Section 18.2, it may at any time elect to terminate this Lease under Section 18.1;
18.3    Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate;
18.4    Suspension of Services. Suspend any above Building-standard services required to be provided by Landlord hereunder without being liable for any claim for damages therefor;
18.5    Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may in accordance with the exercise of its rights under Sections 18.1 and 18.2 alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant; or
18.6    Recovery of Rent. Recover from Tenant all arrears of Rent and any other monies payable by Tenant hereunder together with the current month’s Rent and the next three months’ instalments of Rent, which shall accrue on a day to day basis and shall immediately become due and payable as accelerated rent.
19.    Payment by Tenant; Non-Waiver; Cumulative Remedies; Mitigation of Damage.
19.1    Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all amounts, costs, losses and/or expenses incurred, abated or foregone by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premise, (2) removing, storing and/or disposing of Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations under this Lease which Tenant failed to perform, (6) e nforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default, and (7) securing this Lease, including all commissions, allowances, reasonable attorneys’ fees, and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the full amount of all Rent so abated, provided that in each case such amounts payable under this clause (7) shall be limited to the unamortized portion of such amounts remaining as of the date of the Event of Default, amortized on a straight line basis over the Term (as the same may have been extended), (and such abated amounts shall be payable immediately by Tenant to Landlord, without any obligation by Landlord to provide written notice thereof to Tenant, and Tenant’s right to any abated rent accruing following such Event of Default shall immediately terminate).
19.2    No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.
19.3    Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3)may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease in accordance with Tenant’s indemnity obligations under Section 11.4 hereof.
19.4    Mitigation of Damage. The parties agree any duty imposed by Law on Landlord to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord uses reasonable efforts to lease the Premises to another tenant or tenants (a “Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant for the Premises until 45 days following the date upon which Landlord obtains full and complete possession of the Premises, free of any claims to possession of the Premises by any Tenant Party; (2) Landlord shall not be obligated to lease or show the Premises on a priority basis or offer the Premises to any prospective tenant when other space in the Project or the related complex is or soon will be available; (3) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for less than the current fair market value of the Premises, as determined by Landlord in its sole but reasonable discretion, nor will Landlord be obligated to enter into a new lease for the Premises under other terms and conditions that are unacceptable to Landlord under Landlord’s then-current leasing policies based on similar sized premises in the submarket in which the Building is located; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant: (A) whose use would violate any restriction, covenant or requirement contained in the lease of another tenant in the Project or the related complex; (B) whose use would adversely affect the reputation of the Project or the related complex; (C) whose use would require any addition to or modification of the Premises or Project or the related complex in order to comply with applicable Law, including building codes; (D) who does not have, in Landlord’s sole but commercially reasonable opinion, reasonably adequate creditworthiness based on similar sized entities leasing similar size premises in the submarket in which the Building is located; (E) that is a governmental entity, or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity that (i) is not typically found in Class A office buildings, (ii) could materially increase the pedestrian or vehicular traffic to the Project or (iii) otherwise does not meet Landlord’s reasonable standards for tenants of the Project and the related complex; or (F) that does not meet Landlord’s reasonable standards for tenants of the Project or the related complex or is otherwise incompatible with the character of the occupancy of the Project, as reasonably determined by Landlord; and (5) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a Substitute Tenant unless Landlord, in Landlord’s sole but reasonable discretion, determines any such expenditure is financially prudent in connection with entering into a lease with the Substitute Tenant. For purposes of this Section 19.4, all references to the related complex shall refer to the related complex for so long as the related complex is owned by Landlord or an Affiliate of Landlord.

20.    Asset Based Lending Financing. Tenant shall be permitted without requiring the consent of Landlord to grant a security interest or chattel mortgage over Tenant’s trade fixtures, furniture, equipment and other personal property located in or about the Premises to a recognized financial institution (including a bank and a trustee for bondholders) that from time to time has provided ABL Financing (defined below) to Tenant and/or one or more of its Affiliates (an “ABL Lender”) to secure a bona fide corporate borrowing by Tenant and/or one or more of its Affiliates that is secured, in whole or in part, by the trade fixtures, furniture, equipment or other personal property of Tenant located in or about the Premises (an “ABL Financing”). Upon written request of any ABL Lender and at Tenant’s sole cost, Landlord shall enter into an agreement (in this Section 20, a “waiver of distress agreement”) with such ABL Lender in a form that is satisfactory to Landlord, Tenant and such ABL Lender, each acting reasonably. Such waiver of distress agreement shall contain: (a)a waiver of distress or other liens by Landlord in favour of such ABL Lender; (b) a right for such ABL Lender to enter into the Premises to enforce its rights with respect to Tenant’s trade fixtures, furniture, equipment and other personal property located in or about the Premises over which such ABL Lender has security, which right shall be upon such commercially reasonable terms and conditions as the parties agree, acting reasonably, provided that the ABL Lender shall promptly repair any and all damage to the Premises and/or the Building, if any, caused by the ABL Lender or its agents or representatives resulting from the removal of such trade fixtures, furniture, equipment and other personal property from the Premises and other parts of the Building; and (c) such other commercially reasonable terms and conditions agreed upon by the parties, each acting reasonably.
21.    Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease or Tenant’s right to possess the Premises, Tenant shall (a)4 deliver to Landlord the Premises broom-clean with all improvements located therein in good repair and condition, normal wear and tear excepted (except for condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control), free of any liens or encumbrances and free of Hazardous Materials placed on the Premises during the Term by any Tenant Party; (b) deliver to Landlord all keys to the Premises and all access cards to the Project; (c) remove all unattached trade fixtures, furniture (including demountable walls), and personal property placed in the Premises or elsewhere in the Project by a Tenant Party and unattached equipment located in the Premises; and (d) subject to the provisions below, remove such alterations, additions, improvements, and Tenant’s Off-Premises Equipment as Landlord may require; however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project if (1)Landlord has specifically agreed in writing that the improvement or addition in question need not be removed; or (2) same do not exceed or differ in any material respect from customary, standard type of installations or improvements for general, executive and administrative offices in comparable buildings in the submarket in which the Building is located (the “Standard Improvements”); however, Tenant may be required by Landlord to remove any non-standard alterations, additions or improvements, including laboratories, server rooms, data centers, computer rooms, specialty ceilings, or any items that would have above-average demolition costs. Tenant shall repair all damage caused by the removal of the items described above. In connection with Landlord’s review and approval of any of Tenant’s proposed alterations, additions or improvements to the Premises, Landlord may notify Tenant in writing, contemporaneously with Landlord’s notice of approval to Tenant with respect to the improvements in question, that Landlord will require Tenant to remove such alterations, additions or improvements prior to the expiration of the Term; however, if Tenant submits plans and specifications to Landlord for proposed alterations, additions or improvements to the Premises (including as part of the Work) and delivers a Removal Notice (defined below) to Landlord contemporaneously with such submission by Tenant, and Landlord fails to notify Tenant that Tenant will be required to remove such alterations, additions or improvements to the Premises at the expiration of the Term, Landlord may not request such removal at the expiration of the Term. A “Removal Notice” means a written notice from Tenant to Landlord that conspicuously states in bold, uppercase typeface that Tenant will not be required to remove the alterations, additions or improvements in question at the end of the Term unless, contemporaneously with Landlord’s notice of approval to Tenant with respect to the improvements in question, Landlord notifies Tenant in writing that Landlord will require Tenant to remove such alterations prior to the expiration of the Term. Notwithstanding the foregoing, if Tenant does not obtain Landlord’s prior written consent for any alterations, additions or improvements to the Premises (whether such approval is required hereunder or otherwise), Tenant shall remove all such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant’s Off-Premises Equipment) as Landlord may request in writing (save and except for Standard Improvements). If Tenant fails to remove any property required to be removed by Tenant under the terms of this Lease within five days after termination or expiry of this Lease, Landlord may, at Landlord’s option, (A) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted hereunder or otherwise, (B) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations hereunder (including reasonable collection costs and attorneys’ fees), plus interest thereon at the Default Rate, or (C) elect any of the actions described in clauses (A) and (B) above as Landlord may elect in its sole discretion. Further, and notwithstanding anything in this Lease to the contrary, in all cases Tenant shall be required to remove, and to restore the Premises or Project, as applicable, to their previous condition, any wiring and cabling installed in the Premises or elsewhere in the Project by or on behalf of any Tenant Party, any alterations or improvements to first floor lobby or elevator lobby areas, any alterations or relocations of base-Building’s Systems, any improvements or signage incorporating Tenant’s name or logo, internal stairwells, vaults, raised flooring, any alteration, improvement or equipment not complying with Laws and in each case installed by or on behalf of any Tenant Party, and, unless Landlord has expressly stated otherwise in writing, all of Tenant’s Off-Premises Equipment, including any supplemental HVAC equipment, rooftop equipment, etc. The provisions of this Section 21 shall survive the end of the Term.
22.    Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to 150% of the Rent payable during the last month of the Term for the first 60 days, 200% thereafter, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits or other consequential damages to Landlord resulting therefrom.
23.    Certain Rights Reserved by Landlord. Landlord shall have the following rights:
23.1    Building Operations. To make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project or any part thereof to the extent within Landlord’s obligations or entitlements under this Lease; to enter upon the Premises (after giving Tenant at least two business days prior written notice thereof, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities and to change the name of the Building.
23.2    Security. To take such reasonable measures as Landlord deems advisable for the security of the Building; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building, subject, however, to Tenant’s right to enter when the Building is closed after Normal Building Hours under such reasonable regulations as Landlord may prescribe from time to time, which may include, by way of example but not limitation, that persons entering or leaving the Building not during Normal Building Hours, present a valid access badge or otherwise identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;
23.3    Prospective Purchasers and Lenders. Upon at least one business day prior notice (which notice may be email notice to Tenant’s representative at the Premises) to Tenant, to enter the Premises at all reasonable hours to show the Premises to investors, joint venture or other partners, lenders, purchasers of the Building and/or Landlord’s Mortgagees (in each case, whether existing or prospective); and
23.4    Prospective Tenants. At any time during the last 21 months of the Term upon at least one business day prior notice (which notice may be email notice to Tenant’s representative at the Premises) to Tenant, or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

In exercising the foregoing rights in this Section 23, Landlord shall use all commercially reasonable efforts to avoid and if not avoidable, minimize and mitigate any interference with or disruption to Tenant’s use and enjoyment of the Project and the undertaking of its business therefrom (including vehicular and pedestrian access to and from the Project and use of the Parking Area). To the extent that Landlord wishes to name the Building or the Project, Tenant shall have the first right and option to have the Building and/or Project named after its trade name and failing the exercise of such option the name of the Building and Project shall be subject to Tenant’s prior written approval. In the event that Landlord changes the name of the Building and/or Project, it shall reimburse Tenant for Tenant’s reasonable, actual, out-of-pocket costs incurred to reflect such change in name, including replacing its stationary and business cards on hand at the time of such name change. Notwithstanding Sections 23.3 and 23.4, (a) the persons visiting the Premises for these purposes shall be prohibited from taking any pictures or video capture within the Premises (Landlord and Tenant agree to cooperate to provide video and/or pictures of the Premises for marketing purposes); (b) Tenant shall be provided the opportunity to have its representatives accompany Landlord and any interested party in any site visit or showing and restrict or limit access to certain portions of the Premises (such as the laboratory/research and development space) as required by Tenant, acting reasonably, in order to protect proprietary or confidential information (Landlord acknowledging that the configuration and method of use of certain space in the Premises may in and of itself be proprietary and confidential); (c) Tenant shall be entitled to require that all such visitors be subjected to reasonable security measures and verification and to require each party to execute a reasonable confidentiality acknowledgement prior to accessing the Premises; and (d) any employees or representatives that are Primary Competitors (defined below) shall not be permitted to visit and tour the Premises during Tenant’s occupancy thereof without Tenant’s prior written consent.
24.    Substitution Space. [Intentionally Deleted].
25.    Miscellaneous.
25.1    Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.
25.2    Landlord’s Liability.
25.2.1    If Landlord fails to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of Landlord’s default Tenant obtains a final non-appealable judgment of an Ontario court against Landlord for a liquidated sum of monetary damages, such judgment shall be satisfied only: (a)out of the proceeds of sale received upon execution of the judgment against the right, title and interest of Landlord in the Building; (b) out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Building, or (c) out of insurance or expropriation proceeds receivable or received by Landlord in respect of the Building and not applied to the restoration thereof. Tenant’s rights under this Section 25.2 shall be in addition to, and not in lieu of, any right or remedy of Tenant to seek specific performance and other injunctive relief at law or in equity and Tenant’s rights to offset Basic Rent as provided in Section 26.13.3 below.
25.2.2    Notwithstanding any other provision of this Lease and any rights that Tenant would otherwise have at law or equity, Tenant hereby irrevocably and unconditionally releases Landlord, each other Landlord Party and each Landlord’s Mortgagee from all claims and losses in respect of any and all Excluded Damages, howsoever arising, whether sustained or incurred by Tenant or any other Tenant Party or any other person or entity.
25.2.3    “Excluded Damages” means, in respect of a person or entity, all claims or losses that are: (a) indirect, special or consequential damages of any nature whatsoever (including but not limited to loss of business income and expense incurred to minimize or avoid a loss of business income or a loss of service to customers); and (b) punitive, exemplary, aggravated and similar damages, in each case of the foregoing clauses (a) and (b), whether incurred or sustain by such person or entity, or whether claimed against such person or entity by another person or entity. “Landlord Party” means Landlord, and each of its employees, officers, trustees, directors, agents, property managers, contractors, and others for whom it is in law responsible.
25.2.4    The provisions of this Section 25.2 shall survive any expiration or termination of this Lease.
25.3    Force Majeure. Notwithstanding any other provisions of this Lease, if and to the extent that either Landlord or Tenant is unable to fulfill or is delayed or restricted in the fulfillment of any obligation hereunder by reason of Unavoidable Delay, then either Landlord or Tenant, as the case may be, will, so long as such impediment exists, be deemed not to be in default in the performance of such obligation and any period for the performance of such obligation shall be extended accordingly and the other party to this Lease will not be entitled to exercise any rights or remedies as a result thereof or to receive compensation for any loss, inconvenience, nuisance or discomfort thereby occasioned, provided that in no event will Tenant be relieved of its obligation to pay Rent as it becomes due. “Unavoidable Delay” means any cause beyond the control of the party affected thereby which delays or prevents the performance by such party of any obligation under this Lease and is not caused by its default or negligence and is not avoidable by the exercise of reasonable care, including, without limitation, a strike, lockout or other labour dispute; inability to procure labour, materials or services; power failure; the enactment, amendment or repeal of any applicable Laws; riot; insurrection; sabotage; rebellion; war; a health or other emergency or act of God, but excluding lack of funds or financial inability.
25.4    Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than CBRE, Ltd. and Colliers Macaulay Nicolls (Ontario) Inc., whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, reasonable attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
25.5    Estoppel Certificates. From time to time (but no more than twice in any calendar year unless some event has occurred that necessitates Landlord’s request of such estoppel certificate, including a possible sale or financing of the Project), Tenant shall furnish to any party designated by Landlord, within ten business days after Landlord has made a request therefor, a certificate signed by Tenant substantially in the form of estoppel certificate attached hereto as Exhibit G (together with any additional reasonable estoppel statements requested by a current or prospective Landlord’s Mortgagee or prospective purchaser); provided, however, such form may be amended or modified to the extent any of the certifications or representations contained therein are not true as of the date Tenant executes the same. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, an Event of Default shall have occurred.
25.6    Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be delivered at the address specified in the Basic Lease Information as follows: (1) hand-delivered to the intended addressee, or (2) sent by a nationally recognized overnight courier service. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.
25.7    Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.
25.8    Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by electronic signatures as specifically set forth in Section 25.9; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by electronic signatures as specifically set forth in Section 25.9. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.
25.9    Counterparts. This Lease (and amendments to this Lease) may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Lease, the parties may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Lease to physically form one document.
25.10    Quiet Enjoyment. Provided no Event of Default exists, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance, interruption or interference from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease and all matters of record as of the date of this Lease which are applicable to the Premises.
25.11    No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.
25.12    No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.
25.13    Entire Agreement; No Reliance. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all verbal statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto. Further, Tenant disclaims any reliance upon any and all representations, warranties or agreements not expressly set forth in this Lease.
25.14    Governing Law. This Lease shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of Landlord and Tenant attorns to the exclusive jurisdiction of the courts of the Province of Ontario.
25.15    Recording. No Tenant Party or anyone on behalf of a Tenant Party shall register this Lease against the Lands. Tenant may prepare and, following Landlord’s written approval thereof, register on title to the Lands, at Tenant’s cost, a notice or caveat in respect of this Lease (a “Notice of Lease”) which shall set forth only a description of the Premises, the Term, (including options to extend) and such other minimum information required under applicable Laws or reasonably requested by Tenant and which is in form satisfactory to Landlord, acting reasonably. Tenant shall provide a copy of such registered Notice of Lease to Landlord for its records and agrees that within ten business days after the expiration or earlier termination of this Lease, Tenant shall arrange for the discharge from title to the Lands of such Notice of Lease or any assignment or sublease or other document evidencing an interest of Tenant or anyone claiming through or under Tenant in respect of this Lease or the Premises. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from any Tenant Party’s failure to comply with the provisions of this Section 25.15. The provisions of this Section shall survive any expiration or termination of this Lease.

25.16    Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.
25.17    Joint and Several Liability. If Tenant consists of more than one party (or if Tenant permits any other party to occupy the Premises), each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.
25.18    Financial Reports. If Tenant or Guarantor is an entity that is domiciled in the United States of America or Canada, and whose securities are funded through a public securities exchange subject to regulation by the United States of America or Canada publicly traded over exchanges based in the United States or Canada and whose financial statements are readily available at no cost to Landlord, the terms of this Section 25.18 shall not apply. Otherwise, within 15 days after Landlord’s request, Tenant will furnish Guarantor’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant. Tenant will discuss its financial statements with Landlord. Landlord will not disclose any aspect of Tenant’s (or Guarantor’s) financial statements that Tenant (or Guarantor) designates to Landlord as confidential except (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by Law or court order. Tenant shall not be required to deliver the financial statements required under this Section 25.18 more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.
25.19    Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of Landlord hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing and taking the proposed action or consent, including reasonable engineers’ or architects’ fees and reasonable attorneys’ fees (including amounts allocated by Landlord to Landlord’s in-house counsel as well as fees and expenses charged by outside counsel engaged by Landlord), within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.
25.20    Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have a right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location, provided Landlord has previously reviewed and approved all plans, specifications and contracts pertaining to telecommunication service entry points, and any documents to which Landlord is a party or which may encumber the Project, which consent will not be unreasonably withheld, conditioned or delayed. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Project, applicable Laws and Landlord’s policies and practices for the Project, and shall be required, at Landlord’s election, to enter into a license agreement with Landlord to confirm and approve items such as, without limitation, the proposed location (and labeling requirements) of wiring, cabling, fiber lines, points of demarcation, entry into the Project, insurance requirements and the like. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.
25.21    Confidentiality. Tenant and Landlord each acknowledge that the terms and conditions of this Lease are to remain confidential for both parties’ benefit, and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent; however, each party may disclose the terms and conditions of this Lease to its respective attorneys, accountants, employees and existing or prospective financial partners (including lenders), Permitted Transferees or other transferees and, as to Landlord, any potential purchasers, brokers or any other party assisting Landlord in the sale or valuation of the Project, or if required by Law or court order or reporting requirements applicable to Tenant or Guarantor, provided all parties to whom Landlord or Tenant are permitted hereunder to disclose such terms and conditions are advised by such party of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). The disclosing party shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by the disclosing party. The consent by a party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure. Landlord acknowledges that any information clearly marked “Confidential” (save and except what is in public domain) delivered or received by Landlord from Tenant shall remain confidential and proprietary to Tenant, and Landlord agrees to hold and keep such information confidential as and to the full extent provided herein. Landlord shall use its commercially reasonable efforts to exercise Landlord’s rights to access the Premises under this Lease in a manner which respects and adheres to Tenant’s security and confidentiality requirements.
25.22    Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that as of the date hereof Tenant is a duly formed and existing entity qualified to do business in the province in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the province in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.
25.23    Hazardous Materials. The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project. No Tenant Party shall use, generate, store or Release (defined below), or permit the use, generation, storage or Release of Hazardous Materials on or about the Premises or the Project except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws and in a reasonable and prudent manner. As used herein, “Release” means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing. Tenant shall notify Landlord promptly, and in reasonable detail, if and when Tenant becomes aware of any Release of Hazardous Materials, setting forth in writing the action which Tenant intends to take with respect to such matter, to the extent Tenant is responsible for such matter under this Lease. If any Tenant Party breaches its obligations under this Section 25.23, upon five business days’ notice to Tenant (provided, however, if Tenant has commenced to cure such breach and is diligently pursuing the cure to completion, Landlord may not take such action until ten business days after notice to Tenant) (except in the case of emergency in which no notice is required) Landlord may take any and all action reasonably appropriate to remedy the same (including encapsulation of such material, removal of such material, or other remedial action that may be required by Law) and thereafter diligently pursue such action to completion, including taking all appropriate action to clean up or remediate any contamination resulting from such Tenant Party’s use, generation, storage or disposal of Hazardous Materials as required by Law. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) arising from any Tenant Party’s failure to comply with the provisions of this Section 25.23 in accordance with Tenant’s indemnity obligations under Section 11.4 hereof. Subject to Section 11.3, Landlord shall indemnify and hold Tenant harmless from any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) actually incurred by Tenant as a result of a claim brought against Tenant by any third party (not including any Tenant Party) due to (a) any default by Landlord, beyond any applicable notice and cure and cure period, under this Section 25.23, (b)the breach of Landlord’s representations and warranties in Section 26.15.8 below, or (c)the presence of Hazardous Materials located in or on the Project as of the Lease Date, at concentrations exceeding those allowed by applicable environmental Laws and not introduced by any Tenant Party. Tenant shall not undertake any invasive investigation of the soil or groundwater at the Project unless necessary to use the Premises as intended, and only then with Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, if Tenant discovers that Hazardous Materials (other than such materials placed in the Premises by a Tenant Party and other than those in non-reportable quantities that are customarily used in connection with the operation and maintenance of the Premises) are located in the Premises at concentrations exceeding those allowed by applicable environmental Laws, Tenant shall immediately notify Landlord in writing. Landlord shall take such action in connection therewith as is required by applicable Laws, taking into account the commercial use of the Premises. If any action or proceeding is brought against Tenant with respect to which indemnity may be sought by Tenant under this Section 25.23, Landlord, upon written notice from Tenant, will assume the investigation and defense thereof, including the employment of counsel (selected by Landlord in its sole discretion) and payment of all related expenses. Tenant will have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but Landlord will not be required to pay the fees and expenses of such separate counsel unless such separate counsel is employed with the written approval and consent of Landlord, which approval or consent shall be in Landlord’s sole discretion, or if there is a conflict of interest between the parties regarding the proceeding. These indemnity provisions are intended to allocate responsibility between Landlord and Tenant under environmental Laws and shall survive termination or expiration of this Lease. If any Hazardous Materials are located in the Building or in, on, under or about the Project (other than such materials placed in the Building or Project by a Tenant Party), Landlord shall promptly take such action in connection therewith as may be (and within the time frame) required by Law (including encapsulation of such material, removal of such material, or other remedial action that may be required by Law) and thereafter diligently pursue such action to completion. Tenant acknowledges receipt of the Phase I Environmental Site Assessment dated April 2014 prepared by Conestoga-Rovers & Associates as Report No. 23. Notwithstanding the foregoing and any other provision of this Lease, Tenant has no obligation to undertake the cleaning up, remediating, containing, and/or restoring of any Hazardous Materials in, at, on, above, below or around the Project or any part(s) thereof that were not caused or contributed to by any Tenant Party.
25.24    List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.
Exhibit A -    Site Plan
Exhibit B -    Outline of Premises
Exhibit C -    Description of the Land
Exhibit D -    Building Rules and Regulations
Exhibit E -    Tenant Finish-Work: Allowance (Tenant Performs the Work)
Exhibit F -    Form of Confirmation of Commencement Date Letter
Exhibit G -    Form of Tenant Estoppel Certificate
Exhibit H -    Parking
Exhibit I -    Extension Option
Exhibit J -    Right of First Offer (4000 Innovation)
Exhibit K -    Guarantee
Exhibit L -    Depiction of Tenant’s Logo
Exhibit M -    Building Sign
Exhibit N -    Form of Lease Recognition and Non-Disturbance Agreement
Exhibit O -    Primary Competitors
Exhibit P -    Right of First Refusal (5050 Innovation)
Exhibit Q -    Landlord Repair Obligations
Exhibit R -    Disclosure Documents
25.25    Time of the Essence. Time is of the essence of this Lease and every part hereof.
25.26    Planning Act. This Lease is expressly conditional upon compliance with the provisions of Section 50 of the Planning Act (Ontario) and any amendments thereto, if applicable. Landlord shall use its commercially reasonable efforts to obtain any consents or approvals necessary for compliance with any applicable provisions of Section 50 of the Planning Act (Ontario) and any amendments thereto and until such time the Term of this Lease shall be limited to the maximum term less one (1) day permitted under said Act.

25.27    Currency. All Rent and other amounts of money in this Lease are expressed in and refer to Canadian dollars and shall be paid in the lawful currency of Canada.
25.28    Cross Default. An event of default (beyond any applicable notice, grace and cure periods) under the New Buildings Lease between Landlord or Landlord’s Affiliate and Tenant shall constitute an Event of Default under this Lease, and any Event of Default under this Lease shall constitute an event of default under the New Buildings Lease between Landlord or Landlord’s Affiliate and Tenant (without any obligation to give Tenant any notice or opportunity to cure period thereunder).
26.    Other Provisions.
26.1    Building Directory Lobby Signage. Landlord shall include Tenant’s information in any Building directory located in the lobby of the Building, if any.
26.2    Monument Signage. Subject to Landlord’s and all applicable authorities’ prior approval of the location, design, size, color, material composition and plans and specifications therefor, and provided that the lettering consists of Tenant’s name and/or logo as depicted on Exhibit L hereto, Tenant may, at its sole risk and expense, construct a monument sign (the “Monument Sign”) displaying Tenant’s name and/or logo on the Building grounds. If Landlord grants its approval, Tenant shall erect the Monument Sign in accordance with the approved plans and specifications, in a good and workmanlike manner, in accordance with all Laws, regulations, restrictions (governmental or otherwise), and architectural guidelines in effect for the area in which the Building is located, so long as Tenant has received all requisite approvals thereunder (the “Sign Requirements”), and in a manner so as not to unreasonably interfere with the use of the Project grounds while such construction is taking place; thereafter, Tenant shall maintain the Monument Sign in a good, clean and safe condition in accordance with the Sign Requirements, all at Tenant’s sole cost and expense. If Tenant fails to maintain the Monument Sign in accordance with the terms of this Lease within five days after Landlord’s written request therefor, then Landlord may elect to repair and maintain the Monument Sign at Tenant’s expense. If at any time any portion of the illumination feature of the Monument Sign fails such that the Monument Sign is not properly illuminated for a period of 30 consecutive days or more, such illumination feature may be disabled by Landlord at Tenant’s expense, and such feature shall not be used until the same has been repaired. Tenant shall install the Monument Sign within 36 months following the Commencement Date, or Tenant’s rights under this Section 26.2 shall expire, time being of the essence with respect thereto. The rights granted to Tenant under this Section 26.2 are personal to Ciena Canada, Inc., may not be assigned to any party other than a Permitted Transferee and may be revoked by Landlord if Tenant or its Permitted Transferee ceases to occupy at least 50% of the rentable square feet in the Premises required to be leased by Tenant. So long as Tenant is the only tenant of the Project, no other person may display its name on the Monument Sign. Any changes or additions to Tenant’s lettering shall be subject to Landlord’s prior written approval, which approval may be withheld in Landlord’s reasonable discretion, and shall be made at Tenant’s (or its Permitted Transferee’s) sole cost and expense. For all purposes under this Lease, the Monument Sign shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment.
26.3    Building Fascia Signage. Subject to Landlord’s prior approval of the location, design, size, color, material composition and plans and specifications therefor, Tenant may construct and install, at Tenant’s cost and expense, building fascia signage on the Building (hereinafter, collectively the “Building Sign”) which Tenant shall be entitled to maintain on the Building for the Term and any extension subject to the terms of this Section 26.3. A conceptual mock-up of the Building Sign is attached hereto as Exhibit M. Landlord will not unreasonably withhold, condition or delay its consent to Tenant’s Building Sign provided the Building Sign consists of Tenant’s standard name and/or logo depicted on Exhibit L hereto. If Landlord grants its approval, Tenant shall erect the Building Sign in accordance with the Sign Requirements, and in a manner so as not to unreasonably interfere with the use of the Project while such construction is taking place; thereafter, Tenant shall maintain the Building Sign in a good, clean and safe condition in accordance with the Sign Requirements, all at Tenant’s sole cost and expense. If Tenant fails to maintain the Building Sign in accordance with the terms of this Lease within five days after Landlord’s written request therefor, then Landlord may elect to repair and maintain the Building Sign at Tenant’s expense. If at any time any portion of the illumination feature of the Building Sign fails such that the Building Sign is not properly illuminated for a period of 30 consecutive days or more, such illumination feature may be disabled by Landlord at Tenant’s expense, and such feature shall not be used until the same has been repaired. After the end of the Term or after Tenant’s right to possess the Premises has been terminated, Tenant shall remove the Building Sign, repair all damage caused thereby and restore the Building to its condition before the installation of the Building Sign. If Tenant fails to do so prior to such date, Landlord may, without compensation to Tenant, at Tenant’s expense, remove the Building Sign, perform the related restoration and repair work and dispose of the Building Sign in any manner Landlord deems appropriate. The rights granted to Tenant under this Section 26.3 are personal to Ciena Canada, Inc., may not be assigned to any party other than Permitted Transferee and may be revoked by Landlord if Tenant or its Permitted Transferee ceases to occupy at least 50% of the rentable square feet in the Premises required to be leased by Tenant. Any changes or additions to Tenant’s Building Sign shall be subject to Landlord’s prior written approval, which approval may be withheld in Landlord’s reasonable discretion, and shall be made at Tenant’s sole cost and expense. For all purposes under this Lease, the Building Sign shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment. So long as Tenant is the only tenant of the Project, no other person may display its name on the fascia of the Building.
26.4    Flag Signage. Subject to Landlord’s and all applicable authorities’ prior approval of the location, design, size, color, material composition and plans and specifications therefor, and provided that the lettering consists of Tenant’s name and/or logo as depicted on Exhibit L hereto, Tenant may, at its sole risk and expense, construct up to two flag poles on the Project grounds (collectively, the “Flag Signage”). If Landlord grants its approval, Tenant shall erect the Flag Signage in accordance with the Sign Requirements, and in a manner so as not to unreasonably interfere with the use of the Project grounds while such construction is taking place; thereafter, Tenant shall maintain the Flag Signage in a good, clean and safe condition in accordance with the Sign Requirements, all at Tenant’s sole cost and expense. If Tenant fails to maintain the Flag Signage in accordance with the terms of this Lease within five days after Landlord’s written request therefor, then Landlord may elect to repair and maintain the Flag Signage at Tenant’s expense. The rights granted to Tenant under this Section 26.4 are personal to Ciena Canada, Inc., may not be assigned to any party other than a Permitted Transferee and may be revoked by Landlord if Tenant or its Permitted Transferee ceases to occupy at least 50% of the rentable square feet in the Premises required to be leased by Tenant. So long as Tenant is the only tenant of the Project, no other person may display its name on the Flag Signage. Any changes or additions to Tenant’s lettering shall be subject to Landlord’s prior written approval, which approval may be withheld in Landlord’s reasonable discretion, and shall be made at Tenant’s (or its Permitted Transferee’s) sole cost and expense. For all purposes under this Lease, the Flag Signage shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment.
26.5    Attorneys’ Fees. If there is any legal or arbitration action or proceeding between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party all reasonable, actual out-of-pocket costs and expenses paid or payable to third parties, including reasonable attorneys’ fees incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees will be determined by the court or arbitration panel handling the proceeding and will be included in and as a part of such judgment.
26.6    Tenant’s Cancellation Right. Tenant may cancel this Lease effective as of the last day of the 156th Lease Month by delivering to Landlord at least 18 full calendar months before the cancellation date written notice thereof. No penalty or termination cost, fee or expense, nor any reimbursement of any unamortized tenant improvement allowance shall be payable by Tenant in connection with such cancellation. As a condition to the effectiveness of Tenant’s cancellation right, Tenant shall pay to Landlord on or prior to the cancellation date any past-due amounts then outstanding under the Lease. Tenant’s rights under this Section 26.6 shall terminate, at Landlord’s option, if (a) an Event of Default exists when Tenant delivers the cancellation notice or on the cancellation date, (b)Tenant assigns its interest in this Lease other than to a Permitted Transferee, or (c) Tenant fails timely to deliver the cancellation notice or is otherwise unable to exercise this cancellation right, time being of the essence with respect thereto. If Tenant delivers the cancellation notice to Landlord, Tenant shall have no further rights to extend or renew the Term under this Lease, and shall have no option to lease additional space in the Project or related complex or any rights of first offer, rights of first opportunity or rights of first refusal with respect to space in the Project or related complex; accordingly any provision of this Lease granting Tenant an extension or renewal option or any option to lease additional space in the Project or related complex or any rights of first offer, rights of first opportunity or rights of first refusal with respect to space in the Project or related complex shall be automatically deleted in their entirety as of the date of Tenant’s delivery of the cancellation notice to Landlord, without the need for any additional documentation.
26.7    Security System. Tenant may, at its sole cost and expense, install an electronic card key system within the Premises. To the extent that Landlord installs an electronic card key system serving the Building, Tenant shall be responsible for ensuring that its card key system is compatible with the card key system serving the Building. Tenant shall furnish Landlord with a copy of all key codes or access cards and Tenant shall ensure that Landlord shall have access to the Premises at all times. Additionally, Tenant shall ensure that such system shall comply with all Laws, including all fire safety laws, and in no event shall Landlord be liable for, and Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses arising from, such system or the malfunctioning thereof in accordance with Tenant’s indemnity contained in Section 11.4 hereof. Sections 8 and 21 of this Lease shall govern the installation, maintenance and Landlord’s removal rights with respect to such security system.
26.8    Guarantee. As additional consideration for Landlord to enter into this Lease, Tenant shall cause Guarantor (as defined in Exhibit K) to execute the guarantee, attached hereto as Exhibit K and Tenant shall deliver same to Landlord contemporaneously with Tenant’s execution hereof. Tenant’s failure to deliver such guarantee as required in the preceding sentence shall be an automatic Event of Default under this Lease, with no notice being necessary to Tenant, and Landlord shall be entitled to exercise any and all rights and remedies available to it hereunder, as well as at law or in equity. Additionally, if Tenant fails to deliver such guarantee, Landlord, notwithstanding anything to the contrary contained in this Lease, (a) shall not be required to perform any tenant improvement work in the Premises, (b) shall not be required to make any reimbursements or allowances in connection with any tenant improvement work, (c) shall not be required to pay any brokerage commissions to the broker or brokers representing Tenant in connection with this Lease (and Tenant shall indemnify Landlord against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant), (d) may terminate this Lease by providing Tenant five days advance written notice thereof, and (e) shall not be required to honor any extension rights, renewal rights, expansion rights, rights of first offer, preferential rights to lease, or rights of first refusal set forth in this Lease, if any.
26.9    New Buildings Lease. Landlord, or its Affiliate(s), intends to enter into one or more leases with Tenant for new buildings to be constructed by Landlord within the related complex (whether one or more, the “New Buildings Lease”). To the extent that the Term of this Lease is not coterminous with the lease term of the New Buildings Lease, Landlord and Tenant shall execute an amendment to this Lease (if the Term of this Lease expires prior to the lease term of the New Buildings Lease) extending the Term to be coterminous with the lease term of the New Buildings Lease and otherwise on the same terms and conditions provided in this Lease.
26.10    Arbitration Regarding Additional Rent. All disputes, controversies or claims regarding calculations of Additional Rent may be determined and finally resolved in the following manner:
26.10.1    The dispute shall be submitted to a single arbitrator to be agreed upon by the parties, provided that if a single arbitrator cannot be agreed upon by the parties within ten (10) days after the appointment of a single arbitrator has been requested by one of the parties in writing, then the dispute shall be referred to a board of three (3) arbitrators, one to be appointed by each of Landlord and Tenant and a third arbitrator to be appointed by the first two appointed arbitrators. If the first two arbitrators do not agree within a period of ten (10) days upon the appointment of the third arbitrator, then upon the application of either Landlord or Tenant, the third arbitrator shall be appointed by a Judge of the Superior Court of Ontario. Each arbitrator shall be an independent, professionally accredited chartered accountant qualified to perform the functions required of him or her pursuant to this Section 26.10.
26.10.2    If either Landlord or Tenant shall refuse or neglect to appoint an arbitrator within ten (10) days after the other party shall have appointed an arbitrator, and shall have served a written notice upon the party so refusing or neglecting to appoint an arbitrator requiring such party to make such appointment, then the arbitrator first appointed shall, at the request of the party appointing him, proceed to hear and determine the dispute as if he were a single arbitrator appointed by both Landlord and Tenant for that purpose.

26.10.3    The determination which shall be made by the said arbitrators or a majority of them, or by the single arbitrator, as the case may be, shall be final and binding upon the parties hereto and the costs of the arbitration and remuneration of the third arbitrator, if any, shall be borne equally between the parties hereto, each of the parties bearing the remuneration of the arbitrator appointed by it.
26.10.4    The provisions of this paragraph shall be deemed to be submission to arbitration, to be held in the City of Ottawa, within the provisions of the Arbitration Act, 1991 (Ontario) and any statutory modification or re-enactment thereof; provided that any limitation on the remuneration of arbitrators imposed by such legislation shall not have application to any arbitration proceeding commenced pursuant to this paragraph.
26.11    No Operating Covenant. Tenant shall not be obligated to continuously use or to occupy the Premises or parts thereof, but shall continue to be obligated to make its payments of Rent and comply with its other obligations under this Lease.
26.12    Exercise of Approval Rights.
26.12.1    Time Limits. Whenever in this Lease the consent or approval of either Landlord or Tenant is required, such consent or approval shall be given or withheld, as the case may be, within the time limit set forth therein for such consent or approval or, if no time limit is specified, within not more than ten (10) business days following receipt or written notice of the matter to be approved or disapproved (such time limit being in this Section 26.12 referred to as the “Time Limit”). Unless the contrary is expressly provided for in this Lease:
(a)    the party requesting the approval shall at the time of its request, in writing, notify the party whose approval is required of the section or sections in this Lease which pertain to the matter to be approved and references the Time Limit;
(b)    the party whose approval is required will within the Time Limit notify the requesting party in writing either that it approves, or that it withholds its approval, setting forth in reasonable detail its reasons for withholding; and
(c)    the party requesting the approval shall consult the party whose approval is required and provide any information concerning the same requested by the party whose approval is required.
26.12.2    Approval Standard. Except as otherwise provided in this Lease, consent or approval shall not be unreasonably withheld, conditioned or delayed and the right to consent or approve and the exercise of judgment and discretion shall be exercised responsibly, and any refusal to consent and any disapproval shall be in writing and shall specify with particularity the reasons therefor. However, wherever in this Lease, Landlord or Tenant are given the right to consent or refuse to consent or to approve or disapprove unreasonably, arbitrarily or in its sole discretion, it may consent, refuse to consent, approve or disapprove unreasonably, arbitrarily, in its sole discretion and without any reason and need not specify in writing any reason therefore.
26.13    Landlord’s Default.
26.13.1    General Provisions. Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder following the Commencement Date and such failure continues for 30 days after Tenant delivers to Landlord written notice specifying such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder or liable for damages therefor. Except as provided below in this Section 26.13, and except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant’s exclusive remedy for Landlord’s failure to perform its obligations under this Lease shall be limited to damages, injunctive relief, or specific performance; in each case, Landlord’s liability or obligations with respect to any such remedy shall be limited as provided in Section 25.2.
26.13.2    Tenant’s Right of Self-Help. If Landlord is in default of this Lease as provided in Section 26.13.1 above after the notice and cure period described therein and Landlord does not dispute in good faith that Landlord is obligated pursuant to the terms of this Lease to perform the obligation in question, Tenant shall have the right to cure such default as more particularly described below after giving an additional written notice (the “Second Notice”) to Landlord. If such default remains uncured for an additional ten business days after Landlord’s receipt of the Second Notice, and such failure by Landlord materially and adversely affects Tenant’s use or occupancy of the Premises, then, provided no Event of Default by Tenant then exists, Tenant may perform such obligation in good and workmanlike manner and compliance with all Laws and this Lease. Thereafter Landlord shall pay to Tenant the reasonable out-of-pocket costs actually incurred by Tenant to cure such default within 30 days following receipt by Landlord of the paid invoices therefor. Notwithstanding anything to the contrary contained herein, if the obligation to be performed by Tenant will affect the Building’s Systems or the Building’s Structure, Tenant shall use only those contractors used by Landlord in the Project for work on such systems or structure, as applicable. All other contractors that have not been previously approved by Landlord shall be subject to Landlord’s reasonable approval and Landlord agrees to approve or reject any contractor proposed to be used by Tenant within 48 hours of receipt of the Second Notice; provided that if a proposed contractor is duly licensed, bonded, is able to satisfy Landlord’s vendor insurance requirements, perform similar work in comparable buildings and Landlord does not have a reasonable objection to the use of such contractor, Landlord agrees not to withhold its approval of the proposed contractor. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from Tenant’s exercise of such self-help rights in accordance with Tenant’s indemnity contained in Section 11.4 hereof.
26.13.3    Tenant’s Offset Right. If Landlord fails to pay the amounts owed by Landlord to Tenant as provided in Section 26.13.2 above within such 30-day period, Tenant may offset such costs that are not in good faith disputed by Landlord against Tenant’s next accruing installments of Basic Rent until Tenant has been reimbursed for such costs; provided, however, that the amount offset against Basic Rent in any single month shall not exceed 50% of the Basic Rent payable for such month.
26.14    Roof Rights. Provided that Tenant complies with terms of this Section 26.14, during the Term and any extensions thereof, Landlord agrees to allow Tenant to place and maintain, at Tenant’s risk and expense, antennae, and non-penetrating satellite dishes, voice, fiber optic, video, data, and internet and other telecommunications communications equipment, including all required equipment, infrastructure, conduits, chase ways and connectivity required to operate them (the “Telecom Equipment”), on the rooftop of the Building at a location approved by Landlord. That portion of the rooftop of the Building made available by Landlord for equipment of tenants of the Project shall be for the exclusive use of Tenant save and except in the event Tenant ceases to occupy 100% of the Building, in which event: (a) Tenant shall retain the exclusive right and entitlement to the use of that portion of the rooftop area over the laboratory areas on the first floor of the Premises; (b) Tenant shall also retain the exclusive right and entitlement of the areas where it maintains its equipment together with a proportionate share of that portion of the remaining area of the roof of the Building made available by Landlord for equipment of tenants of the Project (e.g. if Tenant occupies 50% of the rentable area of the Building, then it shall be entitled to the exclusive use of that portion of 50% of the available area made available by Landlord for equipment of tenants of the Project of the roof); (c) Landlord shall only permit installations on the roof by third parties if they do not damage or materially interfere with Tenant’s business, security or equipment at the Premises; (d) Landlord covenants and agrees not to permit the use of any space on the roof by any Primary Competitor without Tenant’s prior written consent; and (e) Tenant shall be entitled to screen/fence off its Telecom Equipment, at its expense, subject to Landlord’s approval which cannot be unreasonably withheld, conditioned or delayed. Tenant acknowledges and agrees that Landlord may take into account aesthetics to ensure that such screen/fence does not visibly or physically detract from the façade of the Building and surrounding business park. The installation of Tenant’s Telecom Equipment shall be subject to Tenant providing Landlord with detailed designs and specifications, all necessary consents, approvals, permits or registrations, including architectural guidelines in effect for the area in which the Building is located as they may be amended from time to time, required for the installation, maintenance, use or operation of the Telecom Equipment and Landlord, and its consultants and engineers, approving and reviewing said designs and specifications, which approval shall not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, Landlord may withhold its consent to the installation of the Telecom Equipment if such installation would require any penetration of the Building’s roof. If the Telecom Equipment uses any electricity, Tenant shall pay for the cost to purchase and install electrical submeter equipment and wiring, and thereafter Tenant shall pay to Landlord the monthly electrical submeter charges throughout the Term. Landlord’s approval of any such plans and specifications shall not constitute a representation or warranty by Landlord that such plans and specifications comply with sound architectural guidelines and/or engineering practices or will comply with all applicable Laws; such compliance shall be the sole responsibility of Tenant. All third-party costs of Landlord relating to such approval and review are to be borne by Tenant. Tenant shall install the Telecom Equipment in accordance with the detailed designs and specifications submitted and approved by Landlord per the above and shall take such necessary measures to ensure that it does not interfere with any equipment, installation, dish and/or antennae and/or other communication system on or near the Building then in existence at the time of installation. Upon expiry or termination of this Lease, Tenant shall be responsible for all costs for the removal of the Telecom Equipment, repairing any damage incurred to the roof of the Building as a result of its access, installation and removal of the Telecom Equipment, and restoring the roof to the condition in which it were prior to the installation of the Telecom Equipment, subject to reasonable wear and tear. Tenant shall, at its own expense, maintain and insure the Telecom Equipment during the Term and any extensions thereof. Tenant shall operate and maintain the Telecom Equipment and the screening therefor in good repair and condition, in accordance with all Laws, all manufacturer’s suggested maintenance programs, and the approved plans and specifications therefor, all at Tenant’s sole cost and expense. In addition to Tenant’s other obligations hereunder, Tenant, at its own cost and expense, shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing the Telecom Equipment and associated equipment within or serving the Premises. The service contract must include all services suggested by the equipment manufacturer in its operations/maintenance manual and an executed copy of such contract (which may be redacted to remove any confidential information unrelated to the scope of work covered thereby) must be provided to Landlord. All work relating to the Telecom Equipment shall, at Tenant’s expense, be coordinated with Landlord’s roofing contractor so as not to affect any warranty for the Building’s roof. Tenant may not relocate any of the Telecom Equipment without the prior written consent of Landlord. Tenant agrees that, upon at least 30 days’ prior written notice to Tenant from Landlord that Landlord requires Tenant to relocate any Telecom Equipment (which notice may be given at any time and from time to time during the Term), Tenant shall relocate such Telecom Equipment (as requested by Landlord) from the then existing location to any substitute location reasonably designated by Landlord on the Building. Tenant shall complete such relocation prior to the expiration of such 30-day period and upon the expiration of such 30-day period Tenant shall have no further right to use or occupy the prior location until the completion of such roof repair or replacement, at which time Landlord may notify Tenant to relocate back to the original location and Tenant will perform such relocation as soon as reasonably practicable after such notice. In the event Landlord exercises its right to cause Tenant to relocate all or a portion of the Telecom Equipment pursuant this Section 26.14, Landlord shall use its commercially reasonable efforts to minimize any disruption to Tenant’s operations as a result thereof. Tenant shall repair all damage to the Building caused by the installation, maintenance or removal of the Telecom Equipment at any such prior rooftop locations. Any and all costs and expenses associated with the relocation of any such Telecom Equipment and related restoration work in order to accommodate the repair, replacement or maintenance of the roof or other area of the Building, or equipment associated with any of the foregoing, shall be paid by Tenant within 30 days following Landlord’s request therefor. Otherwise, any such relocation and related restoration shall be at Landlord’s cost and expense. Tenant and Tenant Parties shall have access to the rooftop of the Building at all times during the Term, at Tenant’s sole risk. For all purposes under this Lease, the Telecom Equipment shall be deemed to be included within the definition of Tenant’s Off-Premises Equipment. LANDLORD SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR, LOSSES, DAMAGES OR INJURY TO PERSONS OR PROPERTY CAUSED BY, RELATED TO, OR ARISING OUT OF OR IN CONNECTION WITH, ANY SUCH CONNECTION TO, USE OF, OR FAILURE, NON-PERFORMANCE OR INADEQUATE PERFORMANCE OF, THE TELECOM EQUIPMENT, AND TENANT HEREBY RELEASES LANDLORD FROM ANY AND ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EVEN IF CAUSED BY THE NEGLIGENCE OF LANDLORD OR ITS EMPLOYEES AND/OR AGENTS (BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS EMPLOYEES AND/OR AGENTS). Tenant may only use the Telecom

Equipment in connection with Tenant’s business. Tenant shall not allow any third party to use such equipment, whether by sublease, license, occupancy agreement or otherwise, except in connection with Permitted Transfers and any other Transfers approved by Landlord. So long as Tenant is the sole occupant of the Building, Landlord covenants and agrees that it shall not undertake, install or consent to or permit to be installed on the roof the Building any solar, wind or other similar apparatus, billboard, signage or other installation save and except with the consent of Tenant.
26.15    Landlord’s Representations and Warranties. Landlord warrants and represents to Tenant, to Landlord’s knowledge, as of the Lease Date, and except as otherwise provided in the diligence materials delivered by Landlord to Tenant listed in Exhibit R hereto (including the Phase I Environmental Site Assessment referenced in Section 25.23 above), in information that is publicly available (a) on the registered title to the Project, (b) relating to the zoning of the Project or (c) relating to the Taxes payable with respect to the Project, as follows:
26.15.1    Title and Characteristics of Lands. As of the Lease Date, pursuant to a head lease dated May 28, 2014 by and between Landlord and Innovation Blvd. I, LLC, a Delaware limited liability company (the “Head Lease”) Landlord is the registered and beneficial owner of the leasehold interest in the Project and has good and marketable title thereto free and clear of all mortgages, liens, charges, security interests, restrictive covenants, conditions, restrictions, easements, rights-of-way, licenses, encroachments, judgments and other encumbrances and adverse rights of third parties, other than this Lease and as otherwise disclosed by the parcel registers as of the date hereof. The Head Lease is in good standing and in full force and effect without any default by either party thereto.
26.15.2    Conflicts. The execution and entry into this Lease and the performance by Landlord of its duties and obligations under this Lease are consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Landlord is a party, or any judicial order or judgment of any nature by which Landlord is bound.
26.15.3    Expropriation. No part of the Project has been taken or expropriated by any Governmental Authority and Landlord has received no notice of, nor is Landlord aware of, any pending, threatened or contemplated action by any Governmental Authority having the power to expropriate, which might result in any part of the Project being taken by expropriation or conveyed in lieu thereof.
26.15.4    Litigation. There is no action, suit or proceeding pending or threatened by or against or affecting Landlord or the Project which does or will involve or affect the Project or title thereto.
26.15.5    Boundaries. (a) There is no dispute involving or concerning the location of the boundaries of the Project; (b) there are no encroachments on the Project and no portion of the Project is located within any flood-plain area established by the local conservation authority or any other Governmental Authority having jurisdiction; and (c) no portion of the Project is located within a watershed or flood-plain area imposing restrictions upon use of the Project or any part thereof;
26.15.6    No Violations. There are no violations of any applicable Laws or any other legal requirements with respect to the Project (inclusive of environmental laws) which have not been cured. Landlord has received no written notice that any Governmental Authority or quasi-Governmental Authority has determined that there are such violations which have not been cured. There are no open building permits with respect to the Project.
26.15.7    Prior Options. Except for Tenant under this Lease, no person has any agreement, understanding or commitment, option or right of first refusal, or any right or privilege capable of becoming such for the purchase or lease of any interest in the Project, or any part thereof.
26.15.8    Hazardous Materials. Landlord is not aware of any Hazardous Materials on the Land or within the Premises in violation of any applicable environmental Law. Landlord has not given, nor does it have any obligation to give, nor has it received, any notice or claim or communication regarding any present, planned or threatened treatment, storage, disposal, presence, release or spill of any Hazardous Materials at, on, under or from the Project, including any written notice pursuant to any Laws. Landlord has disclosed the most recent environmental report in its possession in respect of the Project or any part(s) thereof to Tenant.
26.15.9    Disclosure. The documents listed in Exhibit R hereto constitute all reports, studies, tests, investigations, warranties and guarantees and related documentation (inclusive of warranty claims) in respect of the Project, the related project and any part(s) thereof in the possession of Landlord.
Landlord and Tenant each specifically acknowledge and agree that all references in this Lease to the phrase “to Landlord’s knowledge” (or other similar phrase) (a) shall mean the actual (not constructive) personal knowledge of Peter Kahn and/or Adam Ballew (“Landlord’s Personnel”); (b) shall in no case mean or refer to the actual or constructive knowledge of any other employee, trustee, partner, agent or partner of a partner, officer, director or other representative of Landlord or any investment advisor, att orney, contractor or representative of Landlord (together with Landlord’s Personnel, “Landlord’s Representatives”); and (c) shall in no event or circumstance impose upon Landlord or any of Landlord’s Representatives any duty or obligation to verify, inquire or make any independent inquiry or investigation of any such representation, warranty or statement, or to otherwise investigate the facts or circumstances relating or otherwise pertinent thereto. Tenant further acknowledges and agrees that none of Landlord’s Representatives shall be personally liable, or otherwise have any personal liability, under or in connection with this Lease, including without limitation, in connection with any of the representations, warranties or statements made in connection with, or pursuant to, this Lease.
26.16    Competing Tenants. If Landlord exercises its right to cancel this Lease as to the portion of the Premises proposed to be sublet or assigned in accordance with Section 10.7 above, and provided no Event of Default then exists, Landlord will not execute any lease for space within the Building with any of the companies listed on Exhibit O attached hereto (“Primary Competitors”). Unless Landlord is then negotiating to lease space with an entity proposed by Tenant, Tenant may update the list of Primary Competitors by written notice to Landlord up to one time per calendar year but may not increase the original total number of companies on the list. Notwithstanding the foregoing, no violation of this provision shall occur with respect to a Primary Competitor if Landlord first notifies Tenant in writing of its intention to allow such Primary Competitor and Tenant notifies Landlord, in writing, that it does not object to such Primary Competitor. If Landlord incurs any liability, claim or damage because of this Section (whether under a claim of antitrust, restraint of trade [or other similar claim] or otherwise), Tenant shall indemnify, defend and hold Landlord harmless for all such liabilities, claims or damages, including reasonable attorneys’ fees and expenses. If Tenant assigns this Lease or sublets all or a portion of the Premises to a Primary Competitor, such Primary Competitor shall no longer be a Primary Competitor under this Lease for the balance of the Term and any renewals. The rights granted to Tenant under this Section 26.16 are personal to Ciena Canada, Inc. and may not be assigned to any party other than Permitted Transferees.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED. NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED TO DIMINISH THE OBLIGATIONS OF LANDLORD THAT ARE EXPRESSLY SET FORTH ELSEWHERE IN THIS LEASE.
This Lease is executed as of the Lease Date (as defined in the Basic Lease Information).

LANDLORD:	INNOVATION BLVD II LIMITED, a Nova Scotia limited company

By: /s/ John S. Grassi
John S. Grassi, President

TENANT:	CIENA CANADA, INC., a federal corporation pursuant to the Canada Business Corporations Act

By: /s/ James E. Moylan, Jr.

Name: James E. Moylan, Jr.

Title: Chief Financial Officer

EXHIBIT E
TENANT FINISH-WORK: ALLOWANCE
(Tenant Performs the Work)
1.    Acceptance of Premises. Except as set forth in this Exhibit and subject to Landlord’s express representations and warranties and repair, replacement and maintenance obligations pursuant to this Lease, Tenant accepts the Premises in its present “AS-IS, WHERE-IS” condition with any faults that may exist as of the Lease Date. Except for the express representations of Landlord set forth in this Lease and Landlord’s repair, replacement and maintenance obligations pursuant to this Lease, Tenant (a). acknowledges that it has had full opportunity to examine the Premises and is fully informed, independently of Landlord or any of its representatives, as to the character, construction and structure of the Premises, (b) acknowledges that neither Landlord nor any of its representatives has made any warranties with respect to the Premises, including any warranty as to the fitness thereof for any purpose, (c) accepts the Premises in its present “AS-IS, WHERE IS” condition, and (d) acknowledges and agrees that the Premises are subject to the limitations, encumbrances, and other matters described in the Lease.
2.    Space Plans.
2.1    Preparation and Delivery. On or before April 1, 2015, Tenant shall deliver to Landlord a space plan prepared by BHDP Architecture or another architect reasonably approved by Landlord (the “Architect”) depicting improvements to be installed in the Premises (the “Space Plans”).
2.2    Approval Process. Landlord shall notify Tenant whether it approves of the submitted Space Plans within ten business days after Tenant’s submission thereof. If Landlord disapproves of such Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within ten business days after such notice, revise such Space Plans in accordance with Landlord’s objections and submit to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Space Plans within five business days after its receipt thereof. This process shall be repeated until the Space Plans have been finally approved by Landlord and Tenant. If Landlord fails to notify Tenant that it disapproves of the initial Space Plans within ten business days (or, in the case of resubmitted Space Plans, within five business days) after the submission thereof, then Landlord shall be deemed to have approved the Space Plans in question. The provisions of Section 3.3.3 hereinafter shall equally apply in respect of Landlord’s review and approval of the Space Plans.
3.    Working Drawings.
3.1    Preparation and Delivery. On or before the 60th day following the date on which the Space Plans are approved (or deemed approved) by Landlord and Tenant, Tenant shall provide to Landlord for its approval final working drawings, prepared by the Architect, of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical, electrical, life safety and plumbing and any other systems of the Building, submetering and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws and suitable for permitting and construction.
3.2    Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within ten business days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail its reasonable grounds for such disapproval, in which case Tenant shall, within ten business days after such notice, revise such working drawings to address Landlord’s objections and submit the revised working drawings to Landlord for its review and approval, or otherwise respond to Landlord’s objections with proposed resolutions thereof, as applicable. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings or Tenant’s proposed resolution within five business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of the initial working drawings within ten business days (or, in the case of resubmitted working drawings, within five business days) after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question. To the extent not inconsistent with this Exhibit E, Sections 8.1, 21, 25.6 and 26.12 of this Lease shall govern the approval of the working drawings, the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.
3.3    Landlord’s Approval; Performance of Work.
3.3.1    As used herein, “Working Drawings” means the final working drawings approved by Landlord and Tenant, as amended from time to time by approved changes thereto, and “Work” means all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Project as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto.
3.3.2    After the Working Drawings have been approved and subject to payment by Landlord of the Construction Allowance as and when due by the terms of this Exhibit, Tenant shall cause the Work to be performed in accordance with the Working Drawings.
3.3.3    Landlord’s approval of any working drawings shall not be unreasonably withheld, provided that (1) they comply with all Laws, and (2) the improvements depicted thereon do not (A) adversely affect more than to a de minimis extent (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Project’s restrooms), or (B) affect more than to a de minimis extent (in the sole but reasonable discretion of Landlord) the exterior appearance of the Project.
3.3.4    LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SPACE PLANS, THE WORKING DRAWINGS OR THE WORK (OR ANY OTHER SERVICES PROVIDED BY THE ARCHITECT, TENANT’S CONTRACTOR OR ANY OF THEIR SUBCONTRACTORS). ALL IMPLIED WARRANTIES BY LANDLORD WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF HABITABILITY, MERCHANTABILITY, MARKETABILITY, QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED. WITHOUT LIMITING THE FOREGOING, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY FAILURE OF THE WORK. LANDLORD WILL NOT BE RESPONSIBLE FOR, OR HAVE CONTROL OR CHARGE OVER, THE ACTS OR OMISSIONS OF THE ARCHITECT OR ITS AGENTS OR EMPLOYEES. TENANT SHALL HAVE NO RECOURSE AGAINST THE LANDLORD WITH RESPECT THERETO.
3.3.5    In connection with Landlord’s review of the Spaces Plans and any working drawings, Landlord may engage third parties to review those portions of the Spaces Plans and workings drawings that may affect the Building’s Structure or Building’s Systems. Any reasonable third party fees which are consistent with prevailing market rates incurred by Landlord in conjunction with its review of the Space Plans and any working drawings, to the extent such third party fees relate to the Building’s Structure or the Building’s Systems, shall be paid from the Construction Allowance (subject to supporting invoices and related information being first provided to Tenant for its review and confirmation).
3.4    Phases of Work. Tenant may construct the Work in phases in accordance with this Exhibit E. As used herein, a “Phase” means a portion of the Premises in which initial alterations or improvements are to be made by Tenant, and may include, in addition to such portion of the Premises, other improvements and installations to other portions of the Project. At such time as Tenant begins to make such improvements for a Phase, such improvements shall be made in accordance with the terms, conditions and procedures set forth in this Exhibit E, and for purposes of applying such terms, conditions and procedures to the improvements for such Phase:
3.4.1    all references in this Exhibit E to the “Premises” shall mean the portion of the Premises contained in the applicable Phase; and

3.4.2    all references in this Exhibit E to the “Working Drawings” and “Work” shall mean the final Working Drawings and Work pertaining to the applicable Phase and Landlord acknowledges and agrees that notwithstanding Section 3.1 hereof, should Tenant elect to complete the Work in Phases, Tenant may prepare and submit to Landlord the Working Drawings in corresponding Phases.
4.    Contractors; Performance of Work. The Work shall be performed only by reputable contractors and subcontractors licensed to the extent required by Law, and the construction manager engaged by Tenant shall be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (and if Landlord fails to notify Tenant that it disapproves of the construction manager within five business days after written request for such approval is delivered to Landlord, then Landlord shall be deemed to have approved the construction manager). Landlord and Tenant acknowledge and agree that the following construction managers have been pre-approved: Brocolini, Ellis Don and PCL (hereinafter an “Approved Contractor”). The Approved Contractor shall be required to procure and maintain insurance satisfying the requirements of Schedule 1 attached hereto. Certificates of such insurance must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings, and shall be performed in such a manner not to interfere with the operation of the Project.
5.    Construction Contracts.
5.1    Tenant’s Construction Manager. Tenant shall enter into a construction contract with an Approved Contractor selected by Tenant in a form acceptable to Tenant’s representative for the Work, which shall comply with the provisions of this Section 5 and provide for, among other things, the following terms, or such variations thereof, which are acceptable to Landlord, acting reasonably: (a) a one-year warranty for all defective Work; (b) a requirement that Tenant’s contractor maintain insurance in accordance with Schedule 1 attached hereto and a requirement that any subcontractor engaged by Tenant’s contractor maintains insurance in such amounts or coverage as would be typical for reputable subcontractors in the market in which the Building is located to maintain for the works which they are undertaking therein; (c) a requirement that the contractor perform the Work in substantial accordance with the Space Plans and the Working Drawings (and such plans and drawings are specifically referenced and/or itemized in the contract), subject to change orders entered into in compliance with the terms of this Exhibit, and in a good and workmanlike manner; (d) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (e) provide for payment and performance bonds (collectively, the “Approval Criteria”). Tenant shall submit to Landlord, for Landlord’s review, a copy of the construction contract with the Approved Contractor (which may be redacted to remove any confidential information unrelated to the Approval Criteria). Landlord’s review of the construction contract shall be limited to confirming that the Approval Criteria is satisfied. Landlord shall have three business days to notify Tenant in writing if Landlord determines that the Approval Criteria in the proposed construction contract has been satisfied, and, if not, Landlord shall specify in reasonable detail its reasonable grounds for such determination, in which case Tenant shall use reasonable efforts to revise the proposed construction agreement with respect to the Approval Criteria. If Landlord fails to respond within three business days after the construction contract is delivered to Landlord, then Landlord shall be deemed to have acknowledged that the Approval Criteria has been satisfied.
6.    Change Orders. Tenant may initiate changes in the Work. Tenant shall notify Landlord in writing of any requested changes in the Work. Landlord shall give its response to the requested change order within two business days (or, if the proposed change order could affect the Building’s Structure or Building’s Systems, within five business days) after submission by Tenant of its written request for such change order, which submission by Tenant shall include revised working drawings to the extent the proposed change order requires any such revised working drawings. If Landlord fails to notify Tenant within such two business day period (or five business day period, as applicable) of Landlord’s objection to the requested change order, Landlord shall be deemed to have approved the change order in question. Tenant shall, upon completion of the Work, furnish Landlord with accurate architectural, mechanical, electrical and plumbing “as built” plans of the Work as constructed in electronic CADD format, which plans shall be incorporated into this Exhibit E by this reference for all purposes. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

7.    Definitions. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially performed (as that term is defined in the Construction Lien Act (Ontario)) as reasonably determined by the Architect, in accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed.
8.    Walk-Through; Deficiency List. When Tenant considers the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within ten business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on deficiency list items. Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all deficiency list items within 60 days after agreement thereon.
9.    Excess Costs. Tenant shall pay the entire amount by which the Total Construction Costs (hereinafter defined) exceed the Construction Allowance (hereinafter defined) as and when due following Tenant’s receipt and application of the Construction Allowance in accordance with this Exhibit (such excess amount being referred to herein as the “Excess Amount”). Upon approval of the Working Drawings and selection of a construction manager, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the estimated Total Construction Costs and sets forth the Construction Allowance. As used herein, “Total Construction Costs” means the entire cost of performing the Work (including design of and space planning for the Work) and preparation of the Working Drawings and the final “as-built” plan of the Work, costs of construction labor and materials, Tenant’s project management fees, additional janitorial services, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law for the undertaking of the Work, and, if applicable, the third party fees referenced in Section 3.3.5 of this Exhibit.
10.    Construction Allowance.
10.1.1    Landlord shall provide to Tenant a construction allowance of $25.00 per rentable square foot in the Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work as hereinafter provided. Applicable Sales Taxes on any payment or calculation of the Construction Allowance shall be paid by Landlord to Tenant at the same time as and in addition to the Construction Allowance. No less than $18.00 per rentable square foot of the Construction Allowance, plus applicable Sales Taxes (the “Minimum Construction Allowance”) shall be applied toward the hard and soft construction costs with respect to each floor of the Premises; in no event, however, shall the portion of the Construction Allowance applied to so-called “soft” construction costs (e.g., architectural design work) exceed in the aggregate $3.00 per rentable square foot in the Premises, plus applicable Sales Taxes.
10.1.2    Landlord shall pay to Tenant, or, as Landlord may direct, the Approved Contractor, the portion of the Construction Allowance equal to $22.50 per rentable square foot in the Premises plus applicable Sales Taxes (the remaining balance of the Construction Allowance being hereinafter referred to as the “Retainage”) in the manner hereinafter provided, to be applied solely toward the Total Construction Costs, in multiple disbursements on a progress-draw basis (but not more than once in any calendar month) following the receipt by Landlord from Tenant of the following items: (a) a request for payment, (b) copies of all invoices in respect of such payment amount, (c) evidence reasonably satisfactory to Landlord that the requirements regarding the Minimum Construction Allowance in Section 10.1.1 above have been satisfied, and (d) the Architect’s certification that the Work for which reimbursement has been requested has been performed (but not a proof of payment of such costs), on the customary form, (these deliverables hereinafter collectively referred to as an “Application For Payment”). Landlord shall pay the requested portion of the Construction Allowance set out in each Application for Payment to Tenant or as it may direct within 20 days following Tenant’s submission thereof.
10.1.3    The Retainage shall be paid by Landlord to Tenant on the later to occur of (a) delivery to Landlord of a confirmation from the Architect that the Work has been completed; (b) the expiry of the periods pursuant to the Construction Lien Act (Ontario) within which a person who supplied services or materials in connection with the performance of the Work may file a claim for lien for work or service performed or material supplied, provided no claim for lien for work or service performed or material supplied has been filed, or if such liens have been filed, then only upon such liens being discharged or vacated; (c) the issuance of the certificate of occupancy for the Premises; (d) Tenant’s occupancy of the Premises; (e) delivery of the “as-built” plans for the Work as constructed (and as set forth above) to Landlord’s construction representative (set forth below); and (f) execution and delivery of an estoppel certificate substantially in the form attached as Exhibit G to this Lease confirming such factual matters as Landlord or Landlord’s Mortgagee may reasonably request.
10.1.4    Tenant and Landlord, as the case may be, shall withhold and retain from any payment of the Construction Allowance made by either of them to a contractor, the applicable holdback amount on such payment stipulated by the Construction Lien Act (Ontario), which amount shall be retained and released to the entitled party in accordance with the terms of said Act.
10.1.5    Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (A) Landlord has received written notice of any valid unpaid claims relating to any portion of the Work or materials supplied or provided in connection therewith, other than claims which will be paid in full from such disbursement or which Tenant is disputing in good faith; (B) there is an unbonded construction lien that is registered and outstanding against title to the Project or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises on behalf of Tenant, or (C) an Event of Default by Tenant exists.
10.1.6    The Construction Allowance must be used (that is, the Work must be Substantially Completed and the Construction Allowance disbursed, subject to holdbacks under the Construction Lien Act (Ontario)), within 18 months following the Second Must-Take Commencement Date (save and except where such delay is due to a delay of the type described in Section 25.3 of the Lease or any act or omission of Landlord, Landlord Parties and its or their representatives, employees and agents, in each case as extended to the extent Tenant has notified Landlord thereof in writing within ten business days following the occurrence of such alleged delay) or shall be deemed to be forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.
10.1.7    If Landlord wrongfully fails to make any payment, as and when due, of any portion of the Construction Allowance, which payment is required to be made by Landlord in accordance with the terms of this Exhibit E and which is not disputed by Landlord in good faith, which Construction Allowance remains unpaid after delivery of written notice to Landlord of such failure (the “Failure Notice”) and after the expiration of 10 days following Landlord’s receipt of such Failure Notice from Tenant, during which 10-day period Landlord fails to pay such Construction Allowance to Tenant or its designee in accordance with the terms of this Lease, provided no Event of Default by Tenant then exists, Tenant shall have the right to set off against Basic Rent due under this Lease such amount not paid by Landlord; provided, however, that the amount offset against Basic Rent in any single month shall not exceed 50% of the Basic Rent payable for such month. The Failure Notice shall include a statement that Tenant intends to exercise this right to set off and shall identify in reasonable detail the basis for the offset and the date on which such amounts should have been paid to Tenant. Following the complete payment of the Construction Allowance (including the release of all holdback amounts), Tenant will confirm in writing (if requested in writing by Landlord) that Tenant’s right under this Section has terminated.
11.    Right of Inspection. Landlord or its Affiliate or agent may inspect the Work from time to time upon no less than 24 hours prior notice to Tenant’s representative noted below (which may be email notice) (except in the case of emergency in which no notice is required) and Tenant shall be provided the opportunity to have Tenant’s representatives and/or its designees accompany any such inspection.

12.    Project Management. Tenant shall engage CBRE Limited, or another third party construction or project manager reasonably acceptable to Landlord, to serve as project manager for the Work. Except for the third party fees payable as provided in Section 3.3.5 above, Landlord shall not charge any construction management, administrative, supervisory, overhead or other similar fee for inspecting, overseeing or supervising the Work.
13.    Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Greg Ashley c/o MHPM Project Managers Inc. 1900 City Park Drive, Suite 402 Ottawa, Ontario K1J 1A3 Telephone: 613.216.4345 Facsimile: 613.216.4348 E-mail: greg.ashley@mhpm.com

Tenant’s Representative:
Michael Renaud, Director, Special Projects
CBRE Limited | Project Management
333 Preston Street, 7th Floor, Preston Square Tower 1
Ottawa, ON K1S 5N4
Telephone: 613.691.2129
Cell: 613.324.1864
Facsimile: 613.782.2296
E-mail: michael.renaud@cbre.com

EXHIBIT H
PARKING
Tenant and Tenant Parties shall throughout the Term (including any extensions or renewals thereof) be entitled to the use of all of the parking spaces in the parking facilities associated with the Building as shown on Schedule 1 attached hereto (the “Parking Area”), subject to the terms of this Exhibit H, the Lease and such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area, at no additional charge to Tenant during the initial Term. As many spaces as may be required for the entirety of the Parking Area to comply with Laws (e.g., handicapped spaces and carpool spaces) shall be deducted from Tenant’s allocation of parking spaces (it being acknowledged and agreed that no such deductions or allocations of any parking spaces within the Parking Areas shall be made for the purposes of the compliance with Laws of any other building or development). Tenant shall not permit any Tenant Party to park in any of the parking areas serving the related complex other than the Parking Area. Subject to the terms and conditions of this Lease, Tenant shall have access to the Parking Area 24 hours per day, seven days per week (inclusive of holidays).
For so long as Tenant leases all of the Building and for no additional charge, fee or expense beyond the Rent set out in the Lease, parking in the Parking Area will be exclusive to Tenant and Tenant Parties (other than occasional use by Landlord’s Project employees, vendors and contractors employed by Landlord during the period of providing their services to the Premises) and Tenant may designate reserved parking spaces in the Parking Area in Tenant’s sole discretion.
Tenant shall at all times comply with all Laws respecting the use of the Parking Area. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Area from time to time including designation of assigned parking spaces, requiring use of any key-card, sticker, or other identification systems and charging a fee for replacement of any such key-card sticker or other item used in connection with any such system. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Area, and any violation of the rules and regulations shall subject the car to removal from the Parking Area.
Unless specified to the contrary above, the parking spaces provided hereunder shall be provided on an unreserved, “first-come, first served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Area to be operated by an independent contractor, not affiliated with Landlord.
All motor vehicles (including all contents thereof) shall be parked in the Parking Area at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES, EXCEPT TO THE EXTENT SUCH LOSS IS DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE BEEN CAUSED BY LANDLORD’S SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
Landlord will not voluntarily reduce the Parking Area without the prior written consent of Tenant.

EXHIBIT I
EXTENSION OPTION
Tenant may extend the Term as to the entire Building for one additional period of 10 years, by delivering written notice of the exercise thereof, including an acknowledgment by the Guarantor that the obligations of Tenant during the extended Term shall be included as part of the obligations guaranteed by Guarantor under the Guarantee, to Landlord not earlier than 24 months nor later than 21 months before the expiration of the Term. The Basic Rent payable for each month during such extended Term shall be the then current prevailing net effective rental rate at the commencement date of the extended Term, for extensions of space in buildings (including the Building and related complex) of equivalent quality, size, utility and location within the former City of Kanata submarket, with the length of the extended Term and the credit standing of Tenant and the guarantee of the Guarantor to be taken into account, together with any tenant inducements payable or contributed by landlords of such premises/tenancies (such as cash allowances, free rent, landlord’s works) so as to achieve current net effective market rental rates with periodic increases in Basic Rent (the “Prevailing Rental Rate”) multiplied by 95%. In no event, however, shall the Basic Rent in the extended Term be less than the Basic Rent rate per rentable square foot in effect during the last calendar month in the immediately preceding Term (the “Minimum Renewal Rate”). Within 30 days after receipt of Tenant’s notice to extend, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and all other applicable terms and shall advise Tenant of the required adjustment to Basic Rent, if any, and the other terms and conditions offered. Tenant shall, within 15 business days after receipt of Landlord’s notice and all supporting documentation and information relating thereto, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord (within 15 business days of receipt of Landlord’s written notice of the Prevailing Rental Rate together with all supporting information relating thereto as aforesaid) that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms and conditions provided in this Lease, except as follows:
(a)    Basic Rent shall be adjusted to the greater of (i) the Minimum Renewal Rate and (ii) 95% of the Prevailing Rental Rate, in each case with periodic increases in Basic Rent as are customary in the former City of Kanata submarket;
(b)    Tenant shall have no further option to extend the Term unless expressly granted by Landlord in writing; and
(c)    Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements; provided, if any such allowances or other tenant inducements have been taken into account in determining the Prevailing Rental Rate, then Landlord shall provide such allowances to Tenant.
If Tenant rejects Landlord’s determination of the Prevailing Rental Rate and timely notifies Landlord thereof within 15 business days of Landlord’s written notice of the Prevailing Rental Rate together with all supporting information relating thereto as aforesaid, Tenant may, in its notice to Landlord, require that the determination of the Prevailing Rental Rate be made by brokers (and if Tenant makes such election, Tenant shall be deemed to have irrevocably extended the Term and Landlord shall be bound by same, subject only to the determination of the Prevailing Rental Rate as provided below). In such event, within ten business days thereafter, each party shall select a qualified commercial real estate broker with at least ten years’ experience in leasing property and buildings of equivalent quality, size, utility and location in the city or submarket in which the Premises are located. The two brokers shall give their opinion of prevailing rental rates within 20 days after their retention. In the event the opinions of the two brokers differ and, after good faith efforts over the succeeding 20-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above. This third broker shall within ten business days of his or her appointment choose either the determination of Landlord’s broker or Tenant’s broker as the Prevailing Rental Rate and such choice of this third broker shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate broker. Following the determination of the Prevailing Rental Rate by the brokers, the parties shall equally share the costs of any third broker. The parties shall immediately execute an amendment as set forth in clauses (a), (b) and (c) above. If Tenant fails to notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate within the aforesaid time period, time being of the essence with respect thereto, Tenant’s rights under this Exhibit shall terminate and Tenant shall have no right to extend the Term.
Tenant’s rights under this Exhibit shall terminate, at Landlord’s option, if (i) an Event of Default exists as of the date of Tenant’s exercise of its rights under this Exhibit or as of the commencement date of the extended Term, (ii) this Lease or Tenant’s right to possession of any of the Premises is lawfully terminated, (iii) Tenant assigns its interest in this Lease or sublets 50% or more of the Premises other than to a Permitted Transferee, (iv)  Landlord determines, in its sole but commercially reasonable discretion, that Tenant or its Permitted Transferee and Guarantor collectively do not have reasonably adequate creditworthiness based on similar sized entities leasing similar size premises in the submarket in which the Building is located as of the date of Tenant’s exercise of its rights under this Exhibit or as of the commencement date of the applicable extended Term, or (v) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.
As a condition to the effectiveness of Tenant’s exercise of its rights under this Exhibit, the Guarantee executed by Guarantor for the benefit of Landlord shall be amended simultaneously with the execution of the lease extension amendment to confirm that all of the obligations of Tenant during the extended Term will be guaranteed by Guarantor.

EXHIBIT J
RIGHT OF FIRST OFFER (4000 INNOVATION)
Tenant’s rights under this Exhibit shall only apply if an Affiliate of Landlord owns or has a 100% leasehold interest in the building located at 4000 Innovation Drive, Ottawa, Ontario K2K 2X1.
Subject to existing renewal or expansion options or other preferential rights of BlackBerry Limited, Landlord shall, prior to offering any of the space in the building located at 4000 Innovation Drive, Ottawa, Ontario K2K 2X1 (the “Offer Space”) to any party (other than the then-current tenant or occupant therein), first offer to lease to Tenant the Offer Space in an “AS IS” condition in full floor increments; such offer shall 13.1.1 be in writing, 13.1.2 specify the part of the Offer Space being offered to Tenant hereunder (the “Designated Offer Space”), 13.1.3 specify the rent to be paid for the Designated Offer Space, which basic rent shall be 100% of the Prevailing Rental Rate (as defined in Exhibit I hereto) and 13.1.4 contain the basic terms and conditions of the Third Party Offer (the “Offer Notice”). The Offer Notice shall be substantially similar to the Offer Notice attached to this Exhibit. Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Designated Offer Space on the terms set forth in the Offer Notice, within ten (10) business days after Landlord delivers to Tenant the Offer Notice. If Tenant elects to lease the Designated Offer Space within said 10 business day period, then Tenant and Landlord shall endeavor to negotiate, settle and execute a new lease in respect of the Designated Offer Space within 30 days following Landlord’s delivery thereof, substantially in the form of this Lease, effective as of the date the Designated Offer Space is to be leased by Tenant, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Tenant shall accept the Designated Offer Space in an “AS IS” condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Offer Notice. Notwithstanding the foregoing, if prior to Landlord’s delivery to Tenant of the Offer Notice, Landlord has received a bona fide offer from a third party (a “Third Party Offer”) to lease all or part of the Designated Offer Space, and Landlord is willing to accept the terms of such Third Party Offer, and such Third Party Offer includes space in excess of the Designated Offer Space, Tenant must exercise its rights hereunder, if at all, as to all of the space contained in the Third Party Offer (which option must be exercised by Tenant within 10 business days after Landlord delivers the Third Party Offer and all other information related thereto).
If Tenant fails or is unable to exercise its right hereunder with respect to the Designated Offer Space within the aforesaid 10 business day period pursuant to an Offer Notice or Third Party Offer, as the case may be, then such right shall lapse in this instance (it being acknowledged that Tenant’s rights under this Exhibit J are, subject to the terms and provisions of the following sentence, continuing rights for the duration of the Term as may be extended or renewed), time being of the essence with respect to the exercise thereof, and Landlord may lease all or a portion of the Designated Offer Space to third parties pursuant to a Third Party Offer or if there is no Third Party Offer, then on such terms as Landlord may elect. Landlord shall not be obligated to re-offer the Designated Offer Space to Tenant unless Tenant actually rejects (as opposed to Tenant being deemed to have rejected) Landlord’s Offer Notice or a Third Party Offer and 1. thereafter Landlord fails to enter into a Lease Agreement with respect to the Designated Offer Space within 180 days after the date of the Offer Notice or Third Party Offer as the case may be or 2. Landlord is willing to lease the Designated Offer Space to a third party on substantially more favorable terms than the terms contained in the Offer Notice or Third Party Offer rejected by Tenant (taking into account all of the terms of the Offer Notice, the Third Party Offer and the terms of the other lease offered), which for purposes hereof shall be defined as a reduction in the overall net effective rent per rentable square foot, taking into account all of the terms of the Offer Notice or the Third Party Offer, as the case may be, and the terms of the other lease offered, of ten percent (10%) or more of that set forth in the original Offer Notice then Tenant’s rights under this Exhibit regarding such space shall be subordinate to any expansion, right of first refusal, or other preferential right to lease granted to the party making the Third Party Offer or Third Party Offer, as the case may be. Unless otherwise agreed in writing by Landlord and Tenant’s real estate broker, in no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Exhibit, and Tenant and Landlord shall each indemnify the other against all costs, expenses, reasonable attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party.

Tenant’s rights under this Exhibit shall terminate, at Landlord’s option, if (i) an Event of Default exists as of the date of Tenant’s exercise of its rights under this Exhibit or as of the effective date of the addition of the Designated Offer Space to the Premises, (ii) this Lease or Tenant’s right to possession of any of the Premises is terminated, (iii) Tenant assigns its interest in this Lease or sublets 20% or more of the Premises other than to a Permitted Transferee, (iv) Tenant or its Permitted Transferee ceases to occupy at least 80% of the rentable square feet then existing in the Premises, (v) Landlord determines, in its sole but commercially reasonable discretion, that Tenant, its Permitted Transferee, or Guarantor does not have reasonably adequate creditworthiness based on similar sized entities leasing similar size premises in the submarket in which the Building is located as of the date of Tenant’s exercise of its rights under this Exhibit or as of the effective date that the Designated Offer Space is to be leased by Tenant, (vi) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof, (vii) Tenant fails to execute the new lease within 30 days following Landlord’s delivery thereof, time being of the essence with respect thereto, (viii) Guarantor fails to execute the new guarantee contemporaneously with Tenant’s execution of the new lease referenced in clause (g) above, time being of the essence with respect thereto, or (ix) less than one full calendar year remains in the initial Term of this Lease and Tenant has not previously exercised its extension or renewal rights, if any.
As a condition to the effectiveness of Tenant’s exercise of its rights under this Exhibit, Guarantor shall execute a new guarantee contemporaneously with Tenant’s execution of the new lease, substantially in the form of the Guarantee, guaranteeing the obligations of Tenant under the new lease.
As used in this Exhibit, “Landlord” shall refer to Landlord and any Affiliate of Landlord that owns the building in the related complex in which the Offer Space is located. Landlord shall cause Landlord’s applicable Affiliate to execute and deliver to Tenant an agreement agreeing to be bound by the terms of this Exhibit J and Landlord shall deliver same to Tenant contemporaneously with Tenant’s execution hereof or otherwise in the future should any other Landlord’s Affiliate have an ownership or leasehold interest in 4000 Innovation Drive, Ottawa, Ontario.

EXHIBIT K
GUARANTEE
As a material inducement to Landlord to enter into the Lease Agreement, dated October 23, 2014 (the “Lease”), between CIENA CANADA, INC., a federal corporation pursuant to the Canada Business Corporations Act, as original tenant (“Original Tenant”), and INNOVATION BLVD II LIMITED, a Nova Scotia limited company, as Landlord, CIENA CORPORATION, a Delaware corporation (“Guarantor”), hereby unconditionally and irrevocably guarantees the complete and timely performance of each obligation of Tenant (and any successor or assignee) under the Lease, any extensions or renewals of the Lease and amendments to the Lease, and Tenant, its Affiliates, and their respective successors or assignees (collectively, “Tenant”) relating to space in the Project. This Guarantee is an absolute, primary, and continuing, guarantee of payment and performance (not collection) and is independent of Tenant’s obligations under the Lease. Guarantor (and if this Guarantee is signed by more than one person or entity, each Guarantor hereunder) shall be primarily liable, jointly and severally, with Tenant and any other guarantor of Tenant’s obligations. Guarantor waives any right to require Landlord to (a) join Tenant with Guarantor in any suit arising under this Guarantee, (b) proceed against or exhaust any security given to secure Tenant’s obligations under the Lease, or (c) pursue or exhaust any other remedy in Landlord’s power.
Until all of Tenant’s obligations to Landlord have been discharged in full, Guarantor shall have no right of subrogation against Tenant. Landlord may, without notice or demand and without affecting Guarantor’s liability hereunder, from time to time, compromise, extend, renew or otherwise modify any or all of the terms of the Lease by amendment, novation or otherwise (including a new lease, to the extent a court of competent jurisdiction determines any of the foregoing constitutes a new lease), or fail to perfect, or fail to continue the perfection of, any security interests granted under the Lease. Without limiting the generality of the foregoing, if Tenant elects to increase the size of the leased premises, extend or renew the lease term, or otherwise expand Tenant’s obligations under the Lease, Tenant’s execution of such lease documentation shall constitute Guarantor’s consent thereto (and such increased obligations of Tenant under the Lease shall constitute a guaranteed obligation hereunder); Guarantor hereby waives any and all rights to consent thereto. Guarantor waives any right to participate in any security now or hereafter held by Landlord. Guarantor hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, dishonor and notices of acceptance of this Guarantee, and waives all notices of existence, creation or incurring of new or additional obligations from Tenant to Landlord. Guarantor further waives all defenses afforded guarantors or based on suretyship or impairment of collateral under applicable Law, other than payment and performance in full of Tenant’s obligations under the Lease.
The liability of Guarantor under this Guarantee will not be affected by (x) the release or discharge of Tenant from, or impairment, limitation or modification of, Tenant’s obligations under the Lease in any bankruptcy, receivership, or other debtor relief proceeding, whether state or federal and whether voluntary or involuntary; (xi) the rejection or disaffirmance of the Lease in any such proceeding; (xii) the cessation from any cause whatsoever of the liability of Tenant under the Lease; (xiii) any extensions of time, indulgences or modifications which Landlord may extend to or make with Tenant in respect of the Lease; (xiv) Landlord taking any security for payment or performance of any of Tenant’s obligations pursuant to the Lease or Landlord releasing any security or partial security; (xv) any amendment, supplement, restatement, extension, amendment or replacement whatsoever to or of the Lease and any other dealings of any nature whatsoever between Landlord and Tenant (with or without notice to Guarantor and whether or not Guarantor is a party thereto or has approved same) whereby the respective obligations and rights of either or both of Landlord and Tenant are amended; (xvi) any waiver by, consent of, extension by, indulgence by, or failure of, Landlord to enforce any of the terms, covenants, conditions and provisions of the Lease; (xvii) any delay or forbearance by Landlord in enforcing Tenant’s obligations pursuant to the Lease, or any of them; (xviii) any sale, assignment or other transfer by Landlord of the Premises, the Lease, and/or this Guarantee, or any interest therein, whether before or after any default under the Lease or this Guarantee; (xix) any incapacity, disability, or lack of (or limitation on the) power of Tenant or of or on the directors or officers of Tenant; (xx) any assignment of the Lease or any sublease of the Premises, or by any consent which Landlord may give (or any other action Landlord may take) with respect to any assignments or subleases Tenant may effect; (xxi) any default by Tenant under the Lease, any invalidity or unenforceability of the Lease, any limitation on the liability of Tenant, or on the method or terms of payment, under the Lease, or any irregularity or other defect in the Lease; (xxii) any failure by Landlord to give notice to Guarantor at any time or times of any default of any kind under the Lease (including an Event of Default); (xxiii) any exercise or non-exercise of any right, remedy, power or privilege in respect of the Lease; (xxiv) any change in the name, objects, constitution, capacity, capital stock or constating documents or by-laws of Tenant; (xxv) Tenant being amalgamated or merged with another entity (in which case this Guarantee shall apply to the obligations of the resulting entity or entities and the term “Tenant” shall include such resulting entity or entities); (xxvi) any sale, transfer or other disposition of any shares of Tenant; (xvii) the recovery of any judgment against Tenant, any voluntary or involuntary liquidation, dissolution, winding up, merger or amalgamation of Tenant, any sale or other disposition of all or substantially all of the assets of Tenant, or any judicial or extra judicial receivership, insolvency, bankruptcy, assignment for the benefit of creditors, proposal made to creditors, reorganization, moratorium, arrangement, composition with creditors or other proceedings affecting Tenant or Guarantor; (xxviii) any repudiation or termination of the Lease, or of the interests and liabilities thereunder of Tenant, by any trustee in bankruptcy or other any person or entity acting in the insolvency or bankruptcy of Tenant; (xxix) any act or omission on the part of Landlord or any other person or entity that would prevent subrogation operating in favour of Guarantor; (xxx) any present or future agreement by Landlord to limit its recourse against Tenant or others; (xxxi) the Lease becoming void, voidable, ultra vires, invalid, ineffective or otherwise unenforceable by Landlord in accordance with their terms, or released or discharged by operation of law; (xxxii) any default by Landlord under the Lease or any act, omission, default or neglect of Landlord or any other person or entity whereby or pursuant to which Tenant has its obligations under the Lease discharged, mitigated, impaired or affected in any way whatsoever (other than any termination of Tenant’s occupancy of all or any part(s) of the Premises determined to be unlawful by a court of competent jurisdiction in a final, non-appealable judgment); (xxxiii) the expiration of the Term or termination of the Lease; and (xxxiv) any other act, or failure to act, in accordance with Law by Landlord or any Landlord Party which would release, discharge or affect the obligations of Guarantor if it were a mere surety, it being agreed that the liability of Guarantor to Landlord under this Guarantee shall not be discharged except by performance of all of Guarantor’s obligations hereunder. To the extent that Tenant has properly exercised a remedy of self-help or set-off in accordance with the terms and provisions of the Lease, Landlord shall be prohibited from making a claim under this Guaranty for such properly offset amount.
Subject to Guarantor’s right to effectuate a Permitted Guarantor Change as provided below, Guarantor shall not, without the prior written consent of Landlord, (a) assign or transfer this Guarantee or any estate or interest herein, whether directly or by operation of law, (b) permit any other entity to become Guarantor hereunder by merger, consolidation, amalgamation or other reorganization of Guarantor, or (c) if Guarantor is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Guarantor so as to result in a change in the current direct or indirect control of Guarantor (each, a “Guarantor Change”). If Guarantor violates the foregoing restrictions or otherwise defaults under this Guarantee, Landlord shall have all available remedies at law and in equity against Guarantor and Tenant. Without limiting the generality of the foregoing, Landlord may (1) declare an immediate Event of Default under the Lease, (2) require Guarantor and/or Tenant (at Landlord’s election) to deliver to Landlord additional security for the obligations of Tenant and Guarantor under the Lease and the Guarantee, respectively, which additional security may be in the form of an irrevocable letter of credit in form and substance satisfactory to Landlord, and in an amount to be determined by Landlord, acting reasonably (it being acknowledged that it shall be reasonable for Landlord to request additional security in the amount of the remaining gross Rent payable by Tenant), and (3) in the event of a Guarantor Change which is not a Permitted Guarantor Change, increase the amount of Basic Rent payable by Tenant under the Lease by 150% of the Basic Rent otherwise payable under the Lease as damages (and not as a penalty) until the default is cured to compensate Landlord, for among other things, the reasonable estimate in the diminution in the fair market value of the Project. Landlord and Tenant agree that Landlord’s damages resulting from a prohibited Guarantor Change under this Guarantee are difficult, if not impossible, to determine and the Basic Rent increase as provided above is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Any and all remedies set forth in this Guarantee: (A) shall be in addition to any and all other remedies Landlord may have at law or in equity, (B) shall be cumulative, and (C) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. However, and for certainty, Guarantor may permit any other entity to become Guarantor hereunder and/or permit the transfer of an ownership interest in Guarantor (each a “Permitted Guarantor Change”) without the written consent of Landlord, provided the new Guarantor is:

(1)    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Guarantor, or its corporate successors or assigns, is merged, amalgamated, reorganized or consolidated, in accordance with applicable statutory provisions governing merger, amalgamation, reorganization and consolidation of business entities, as applicable, so long as (A) Guarantor’s obligations hereunder are assumed by the new Guarantor; (B) the surviving or created entity has at the time immediately following completion of the subject transaction (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) a Tangible Net Worth equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately prior to the Permitted Guarantor Change; and (C) the surviving or created entity has a Corporate Debt Rating (which may be the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) equal to or greater than the Corporate Debt Rating of Guarantor immediately prior to the Permitted Guarantor Change ; or
(2)    any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Guarantor’s assets, so long as (A) Guarantor’s obligations hereunder are assumed by the acquiring entity or the entity surviving such merger or created by such consolidation, as applicable; and (B) after such acquisition such entity has a Tangible Net Worth (based on pro forma financial information available immediately before the applicable transaction and calculated as if the subject transactions were completed) equal to or greater than the average Tangible Net Worth of Guarantor for the preceding 12 fiscal quarters immediately prior to the Permitted Guarantor Change; and (C) after such acquisition such entity has a Corporate Debt Rating (which may be the anticipated Corporate Debt Rating issued by S&P or Moody’s before the applicable transaction as if the subject transactions were completed) equal to or greater than the Corporate Debt Rating of Guarantor immediately prior to the Permitted Guarantor Change.
Guarantor shall promptly notify Landlord of any such Permitted Guarantor Change. Guarantor shall remain liable for the performance of all of the obligations of Guarantor hereunder, or if Guarantor no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Guarantor hereunder. No later than 90 days after the effective date of any Permitted Guarantor Change, Guarantor agrees to furnish Landlord with (i) copies of the instrument effecting any of the foregoing Permitted Guarantor Change, and (ii) documentation establishing Guarantor’s satisfaction of the requirements set forth above applicable to any such Permitted Guarantor Change. If requested by Landlord following a Permitted Guarantor Change, Guarantor shall ratify and confirm in writing to Landlord the Guarantee executed by Guarantor for the benefit of Landlord.
Guarantor represents and warrants, as a material inducement to Landlord to enter into the Lease, that (a) this Guarantee and each instrument securing this Guarantee have been duly executed and delivered and constitute legally enforceable obligations of Guarantor; (b) there is no action, suit or proceeding pending or, to Guarantor’s knowledge, threatened against or affecting Guarantor, at law or in equity, or before or by any governmental authority, which might result in any materially adverse change in Guarantor’s business or financial condition; (c) execution of this Guarantee will not render Guarantor insolvent; and (d) Guarantor expects to receive substantial benefits from Tenant’s financial success.
Guarantor shall pay to Landlord all costs incurred by Landlord in enforcing this Guarantee (including, without limitation, reasonable attorneys’ fees and expenses). The obligations of Tenant under the Lease to execute and deliver estoppel and financial statements, as therein provided, shall be deemed to also require the Guarantor hereunder to do so and provide the same relative to Guarantor following written request by Landlord in accordance with the terms of the Lease. If Guarantor is an entity that is domiciled in the United States of America or Canada, and whose securities are funded through a public securities exchange subject to regulation by the United States of America or Canada publicly traded over exchanges based in the United States or Canada and whose financial statements are readily available at no cost to Landlord, Guarantor shall not be obligated to provide financial statements to Landlord. All notices and other communications given pursuant to, or in connection with, this Guarantee shall be delivered in the same manner required in the Lease. All notices or other communications addressed to Guarantor shall be delivered at the address set forth below. This Guarantee shall be binding upon the heirs, legal representatives, successors and assigns of Guarantor and shall inure to the benefit of Landlord’s successors and assigns.

This Guarantee will be governed by and construed in accordance with the laws of the Province of Ontario. The proper place of venue to enforce this Guarantee will be the county or district in which the Premises is located. In any legal proceeding regarding this Guarantee, including enforcement of any judgments, Guarantor irrevocably and unconditionally (a) submits to the jurisdiction of the courts of law in the county or district in which the Premises is located; (b) accepts the venue of such courts and waives and agrees not to plead any objection thereto; and (c) agrees that (1) service of process may be effected at the address specified herein, or at such other address of which Landlord has been properly notified in writing, and (2) nothing herein will affect Landlord’s right to effect service of process in any other manner permitted by applicable law.
Guarantor acknowledges that it and its counsel have reviewed and revised this Guarantee and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Guarantee or any document executed and delivered by Guarantor in connection with the transactions contemplated by this Guarantee.
The representations, covenants and agreements set forth herein will continue and survive the termination of the Lease or this Guarantee. The masculine and neuter genders each include the masculine, feminine and neuter genders. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord. The words “Guarantee” and “guarantees” will not be interpreted to limit Guarantor’s primary obligations and liability hereunder.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Executed as of the Lease Date.
CIENA CORPORATION, a Delaware corporation

By: _________________________________________
Name: _______________________________________
Title: ________________________________________
Address: 7035 Ridge Rd.
Hanover, Maryland 21076-1426
Attention: General Counsel

with a copy to:

7035 Ridge Rd.
Hanover, Maryland 21076-1426
Attention: Vice President of Corporate Real Estate and Facilities

EXHIBIT P
RIGHT OF FIRST REFUSAL (5050 INNOVATION)
Tenant’s rights under this Exhibit shall apply only if Landlord exercises its right to cancel this Lease as to the portion of the Premises proposed to be sublet or assigned in accordance with Section 10.7, and Tenant’s rights shall only become effective following Landlord entering into a lease for the space subject to such cancellation. If Landlord has exercised its right to cancel this Lease for the entirety of the Premises in accordance with Section 10.7, the rights under this Exhibit shall not apply.
Subject to then-existing renewal or expansion options or other preferential rights of other tenants, if Landlord receives a Third Party Office to lease any of the space recaptured by Landlord in accordance with Section 10.7 (the “Refusal Space”) and Landlord is willing to accept the terms of such Third Party Offer, Landlord shall offer to lease to Tenant the Refusal Space on the same terms and conditions as the Third Party Offer; such offer shall 13.1.5 be in writing, 13.1.6 specify the part of the Refusal Space being offered to Tenant hereunder (the “Designated Refusal Space”), 13.1.7 specify the rent to be paid for the Designated Refusal Space, and 13.1.8 contain the basic terms and conditions of the Third Party Offer (the “Refusal Notice”). The Refusal Notice shall be substantially similar to the Refusal Notice attached to this Exhibit. Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Designated Refusal Space on the terms set forth in the Refusal Notice, within ten (10) business days after Landlord delivers to Tenant the Refusal Notice. If Tenant elects to lease the Designated Refusal Space within said 10 business day period, Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Designated Refusal Space is to be included in the Premises, on the same terms as this Lease except 1. the Basic Rent shall be the amount specified in the Refusal Notice, 2. the term for the Designated Refusal Space shall be that specified in the Refusal Notice, 3. Tenant shall accept the Designated Refusal Space in an “AS IS” condition, 4. Landlord shall not be required to perform any work therein, 5. Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Refusal Notice, and 6. other terms set forth in the Lease which are inconsistent with the terms of the Refusal Notice shall be modified accordingly. Notwithstanding the foregoing, if the Refusal Notice includes space in excess of the Refusal Space, Tenant must exercise its right hereunder, if at all, as to all of the space contained in the Refusal Notice (which option must be exercised by Tenant within 10 business days after Landlord delivers the Refusal Notice and all other information related thereto).
If Tenant fails or is unable to exercise its right hereunder with respect to the Designated Refusal Space within the aforesaid 10 business day period pursuant to a Refusal Notice, then such right shall lapse, time being of the essence with respect to the exercise thereof (it being understood Tenant’s right hereunder is a one-time right only as to each Designated Refusal Space the first time it is offered to Tenant hereunder), and Landlord may lease all or a portion of the Designated Refusal Space to third parties on such terms as Landlord may elect. For purposes hereof, if a Refusal Notice is delivered for less than all of the Refusal Space but such notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Refusal Space, such remaining portion of the Refusal Space shall thereafter be excluded from the provisions of this Exhibit. Unless otherwise agreed in writing by Landlord and Tenant’s real estate broker, in no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Exhibit, and Tenant and Landlord shall each indemnify the other against all costs, expenses, reasonable attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party.
Tenant’s rights under this Exhibit shall terminate, at Landlord’s option, if (i) an Event of Default exists as of the date of Tenant’s exercise of its rights under this Exhibit or as of the effective date of the addition of the Designated Refusal Space to the Premises, (ii) this Lease or Tenant’s right to possession of any of the Premises is terminated, (iii) Tenant assigns its interest in this Lease other than to a Permitted Transferee, (iv) Landlord determines, in its sole but commercially reasonable discretion, that Tenant, its Permitted Transferee, or Guarantor does not have reasonably adequate creditworthiness based on similar sized entities leasing similar size premises in the submarket in which the Building is located as of the date of Tenant’s exercise of its rights under this Exhibit or as of the effective date that the Designated Refusal Space is to be leased by Tenant, (v) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof, (vi) Guarantor fails to execute an amendment to the Guarantee contemporaneously with Tenant’s execution of the lease amendment adding the Designated Refusal Space to the Premises, time being of the essence with respect thereto, or (vii) less than one full calendar year remains in the initial Term of this Lease and Tenant has not previously exercised its extension or renewal rights, if any.
As a condition to the effectiveness of Tenant’s exercise of its rights under this Exhibit, the Guarantee executed by Guarantor shall be amended simultaneously with the execution of the lease amendment adding the Designated Refusal Space to the Premises to confirm that all of the obligations of Tenant with respect to the Designated Refusal Space will be guaranteed by Guarantor.